                                                                   EXHIBIT 10.32


CONFIDENTIAL                                                      EXECUTION COPY

================================================================================

                            STOCK PURCHASE AGREEMENT

                          Dated as of November 28, 2006

                                     between

                         POLAR AIR CARGO WORLDWIDE, INC.

                                       and

                       DHL NETWORK OPERATIONS (USA), INC.

================================================================================

                                TABLE OF CONTENTS

SECTION 1. AGREEMENT ......................................................    1
   1.1.  Defined Terms Used in this Agreement .............................    1
   1.2.  Rules of Construction ............................................   12

SECTION 2. PURCHASE AND SALE ..............................................   13
   2.1.  The Closing ......................................................   13
   2.2.  Purchase Price ...................................................   13
   2.3.  Deferred Payments ................................................   14
   2.4.  Payment of the Deferred Payments .................................   14
   2.5.  Payments, Actions and Deliveries on the Closing Date .............   15
   2.6.  Adjustment to the Cash Consideration .............................   15

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..................   17
   3.1.  Organization and Standing; Books and Records .....................   17
   3.2.  Power and Authority; Enforceability ..............................   18
   3.3.  Noncontravention .................................................   18
   3.4.  Capitalization of the Company; Ownership; Encumbrance;
         Subsidiaries .....................................................   19
   3.5.  Company Indebtedness .............................................   20
   3.6.  Financial Statements .............................................   20
   3.7.  Changes ..........................................................   20
   3.8.  Assets; Tangible and Real Property ...............................   20
   3.9.  Intellectual Property ............................................   21
   3.10. Legal Compliance .................................................   22
   3.11. Permits, Certificates and Route Rights ...........................   22
   3.12. Tax Matters ......................................................   23
   3.13. Environmental Matters ............................................   25
   3.14. Contractual Obligations ..........................................   26
   3.15. Employee Transactions ............................................   27
   3.16. Labor Matters; Employees and Contractors .........................   27
   3.17. Litigation .......................................................   28
   3.18. Governmental Orders ..............................................   29
   3.19. Brokers, etc .....................................................   29

   3.20. Consents, Notices, etc ...........................................   29
   3.21. Undisclosed Liabilities ..........................................   29
   3.22. Insurance ........................................................   29
   3.23. Related-Party Transactions .......................................   30
   3.24. Benefit Plans ....................................................   30

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR .................   32
   4.1.  Organization .....................................................   32
   4.2.  Power and Authority; Enforceability ..............................   32
   4.3.  Noncontravention .................................................   32
   4.4.  Legal Compliance .................................................   33
   4.5.  Investment Intent; Accredited Investor ...........................   33
   4.6.  No Brokers .......................................................   33

SECTION 5. COVENANTS OF THE PARTIES .......................................   33
   5.1.  Government Filings ...............................................   33
   5.2.  Affirmative Covenants; Investor's Consent ........................   34
   5.3.  Notices and Consents .............................................   35
   5.4.  Investor's Access to Premises; Information; Confidentiality ......   36
   5.5.  Exclusivity ......................................................   36
   5.6.  Publicity ........................................................   37
   5.7.  Further Assurances ...............................................   37
   5.8.  Disclosure Obligations ...........................................   37
   5.9.  Supplemental Schedules ...........................................   37
   5.10. Tax Matters ......................................................   37
   5.11. Notices of Certain Events ........................................   38

SECTION 6. CONDITIONS TO EACH PARTY'S .....................................   38

OBLIGATIONS AT THE CLOSING ................................................   38
   6.1.  Qualifications ...................................................   38
   6.2.  Proceedings ......................................................   39
   6.3.  Consents, etc ....................................................   40
   6.4.  Contemplated Transactions and Transaction Documents ..............   40
   6.5.  Representations and Warranties ...................................   40

   6.6.  Performance ......................................................   40
   6.7.  Certificates .....................................................   40
   6.8.  Haynes & Boone Legal Opinion .....................................   41
   6.9.  Legal Opinion on Investor Shares .................................   41
   6.10. Houlihan Lokey Opinion ...........................................   41
   6.11. Core Licenses ....................................................   41
   6.12. Proceedings and Documents ........................................   41
   6.13. Asset Conveyance .................................................   41

SECTION 7. TERMINATION ....................................................   42
   7.1.  Termination Rights ...............................................   42
   7.2.  Extension Period .................................................   42
   7.3.  Effect of Termination ............................................   43

SECTION 8. INDEMNIFICATION ................................................   43
   8.1.  Indemnification by the Company ...................................   43
   8.2.  Indemnity by the Investor ........................................   44
   8.3.  Time for Claims ..................................................   44
   8.4.  Third Party Claims ...............................................   45
   8.5.  Payment ..........................................................   46
   8.6.  Remedies Exclusive ...............................................   46

SECTION 9. MISCELLANEOUS ..................................................   46
   9.1.  Notices ..........................................................   46
   9.2.  Expenses .........................................................   48
   9.3.  Succession and Assignment; No Third-Party Beneficiary ............   48
   9.4.  Amendments and Waivers ...........................................   48
   9.5.  Entire Agreement .................................................   48
   9.6.  Counterparts .....................................................   48
   9.7.  Investigation; No Additional Representations .....................   48
   9.8.  Severability .....................................................   49
   9.9.  Headings .........................................................   49
   9.10. Disclosure .......................................................   49
   9.11. Construction .....................................................   49
   9.12. Governing Law ....................................................   49

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
   9.13. Consent to Jurisdiction; Waiver of Jury Trial ....................   49
   9.14. Specific Performance .............................................   50

                                    EXHIBITS

Exhibit A   Aircraft Lease Term Sheet
Exhibit B   Blocked Space Agreement
Exhibit C   BSA Guarantee
Exhibit D   Form of Company By-laws
Exhibit E   Form of Company Charter
Exhibit F   DP Guarantee
Exhibit G   Engine Pooling Agreement Term Sheet
Exhibit H   Flight Services Agreement
Exhibit I   General Sales & Services Agency Agreement
Exhibit J   Indemnity Agreement
Exhibit K   Put/Call Agreement
Exhibit L   Shared Services Agreement
Exhibit M   Standby Aircraft Wet Lease Agreement
Exhibit N   Stockholders Agreement
Exhibit O   Form of Officer's Certificate
Exhibit P   Form of Secretary's Certificate
Exhibit Q   Legal Opinion of Haynes & Boone, LLP
Exhibit R   Legal Opinion of Company's General Counsel
Exhibit S   Opinion of Houlihan Lokey Howard & Zukin

                           COMPANY DISCLOSURE SCHEDULE

Section 1.1(a)   Key Employees
Section 1.1(b)   Knowledge of the Company
Section 1.1(c)   Non-Core Certificates and Exemptions Issued by the DOT
Section 1.1(d)   Permitted Encumbrances
Section 1.1(e)   Certificates of Public Convenience and Necessity, Etc.
Section 1.1(f)   Foreign Slots Issued to and Held by Polar
Section 3.1.2    Foreign Qualifications
Section 3.3      Noncontravention
Section 3.4.1    Capitalization of the Company
Section 3.5      Company Indebtedness
Section 3.6.1    Pro Forma Balance Sheet
Section 3.6.2    Polar Financial Statements
Section 3.7      Changes
Section 3.8.1    Encumbrances
Section 3.8.2    Leased Properties
Section 3.9.1    Intellectual Property Infringements and Actions
Section 3.9.2    Registered Intellectual Property
Section 3.10     Legal Compliance
Section 3.11.1   Core Licenses
Section 3.11.2   Non-Core Licenses
Section 3.12     Tax Matters
Section 3.13     Environmental Matters
Section 3.14     Contractual Obligations
Section 3.15     Employee Transactions
Section 3.16     Labor Matters
Section 3.17     Litigation
Section 3.18     Governmental Orders
Section 3.19     Brokers
Section 3.20     Consents, Notices, Etc.
Section 3.22     Insurance
Section 3.23     Related-Party Transactions
Section 3.24     Benefit Plans
Section 4.3      Noncontravention (Investor)
Section 5.3      Consents

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement, dated as of November 28, 2006 (as amended and from time to time in effect, the "Agreement") is between Polar Air Cargo Worldwide, Inc. (formerly known as Airline Acquisition Corp I), a Delaware corporation (the "Company"), and DHL Network Operations (USA), Inc., an Ohio corporation (the "Investor", and together with the Company, the "Parties", and each individually, a "Party").

                                    RECITALS

     WHEREAS, the Company has agreed to sell, and the Investor has agreed to purchase, at the Closing (the "Sale"), such number of shares of the Company's Class B Common Stock, par value $0.01 per share (the "Investor Shares"), which, upon consummation of the Closing, shall represent twenty-five percent (25%) of the aggregate issued and outstanding voting Equity Interests of the Company and forty-nine percent (49%) of the aggregate issued and outstanding Equity Interests of the Company (determined after giving effect to such acquisition);

     WHEREAS, the Company currently owns all of the outstanding Equity Interests of Polar Air Cargo, Inc., a California corporation, which prior to the Closing is to be converted into a California limited liability company ("Polar"); and

     WHEREAS, it is intended that prior to the Closing and after its conversion into a limited liability company, Polar will convey certain of its assets to the Company pursuant to the Asset Conveyance Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                              SECTION 1. AGREEMENT

     1.1. Defined Terms Used in this Agreement. The following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

          "1933 Act" means the Securities Act of 1933.

          "AAWW" means Atlas Air Worldwide Holdings, Inc., a Delaware corporation, which currently owns one hundred percent (100%) of the outstanding common stock of the Company.

          "Action" means any claim, action, cause of action or suit (whether in contract or tort), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Entity.

          "Affiliate" means, as to any specified Person, each Person directly or indirectly controlling, controlled by or under common control with such specified Person. For purposes of this definition, the term "control" (including the terms "controlling," "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

          "Agreement" is defined in the Preamble.

          "Aircraft Lease" means collectively the agreements between the Company and the applicable third-party lessor for the lease of six (6) Boeing 747-400 aircraft to Company, which shall substantially incorporate the terms set forth on Exhibit A hereto and shall be in a form mutually acceptable to the Company and the Investor.

          "Ancillary Agreements" means the following agreements:

          (a)  the Blocked Space Agreement;

          (b)  the Flight Services Agreement;

          (c)  the Aircraft Lease;

          (d)  the Standby Aircraft Wet Lease Agreement;

          (e)  the Shared Services Agreement;

          (f)  the General Sales and Services Agency Agreement;

          (g)  the Engine Pooling Agreement; and

          (h)  the Put/Call Agreement.

          "AOC" means an Air Carrier Operating Certificate and related "Operations Specifications" issued by the FAA under 14 C.F.R. Parts 119 and 121 substantially comparable to the Air Carrier Operating Certificate and Operations Specifications held by Polar as of the date of execution of this Agreement and authorizing, at a minimum, the operation of scheduled foreign air transportation of property and mail over the Core Routes utilizing Boeing 747-400 all-cargo aircraft.

          "Applicable Law" means, with respect to any Person, any U.S. federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, constitution, treaty, convention or any Order issued by a Governmental Entity that is binding upon or applicable to such Person.

          "Approved Security Program" means an aircraft operator security program approved by the TSA as meeting the requirements of 14 C.F.R. Section 1544.103.

          "Assets" means the assets to be conveyed to the Company under the Asset Conveyance Agreement and as provided for on Schedule I thereto.

          "Asset Conveyance" means the conveyance of the Assets and certain liabilities of Polar to the Company pursuant to the Asset Conveyance Agreement.

          "Asset Conveyance Agreement" means the agreement between the Company and Polar providing for the acquisition by the Company of the Assets and certain liabilities of Polar, which shall be in a form mutually acceptable to the Company, Polar and the Investor prior to the Closing.

          "Atlas Air" means Atlas Air, Inc., a Delaware corporation and wholly-owned subsidiary of AAWW.

          "Auditor" is defined in Section 2.6.3(b).

          "Blocked Space Agreement" means the Blocked Space Agreement, between the Company and the Investor, which shall be substantially in the form of Exhibit B hereto.

          "BSA Commencement Date" is defined in Section 2.4.2(a).

          "BSA Guarantee" means the BSA Guarantee Agreement, dated as of the Closing, by Deutsche Post AG, a corporation organized under the laws of Germany, in favor of the Company, which shall be substantially in the form of Exhibit C hereto.

          "Business" means the scheduled airport-to-airport air cargo transportation services conducted by Polar as of the date of execution of this Agreement with wide-bodied freighter aircraft and that are to be transferred to the Company as part of the Contemplated Transactions.

          "Business Day" means any weekday other than a weekday on which banks in New York are authorized or required to be closed.

          "Class A Common Stock" means the Company's Class A Common Stock, par value $0.01 per share.

          "Class B Common Stock" means the Company's Class B Common Stock, par value $0.01 per share.

          "Closing" is defined in Section 2.1.

          "Closing Cash Consideration" is defined in Section 2.2(a)(i).

          "Closing Date" is defined in Section 2.1.

          "Code" means the U.S. Internal Revenue Code of 1986.

          "Company" is defined in the Preamble.

          "Company Affiliates" means Polar, Atlas Air, AAWW and such other Affiliates of the Company (other than the Company) as are required to consummate
(i) the terms of the various Ancillary Agreements and (ii) the Contemplated Transactions.

          "Company By-laws" means (i) as of the date hereof and through the Closing, the Company's By-laws in effect as of the date hereof and (ii) from and after the Closing, the Company's Amended and Restated By-laws as amended and restated in accordance with Section 2.5(b) which shall be substantially in the form of Exhibit D hereto.

          "Company Charter" means (i) as of the date hereof and through the Closing, the Company's Certificate of Incorporation in effect as of the date hereof and (ii) from and after the Closing, the Company's Amended and Restated Certificate of Incorporation as amended in accordance with Section 2.5(b) which shall be substantially in the form of Exhibit E hereto.

          "Company Disclosure Schedule" means the Disclosure Schedule of the Company as referred to herein.

          "Company Employee" means any current employee, director or consultant of the Company or Polar.

          "Company Indemnified Person" is defined in Section 8.2.1.

          "Company Material Adverse Effect" means (a) any change in, or effect on, the Business or the results of operations, assets, Liabilities or financial condition of the Company (including Polar), taken as a whole which is, or is reasonably likely to be, materially adverse to the Business or the results of operations, assets, Liabilities or financial condition of the Company (including Polar), taken as a whole or (b) any effect that would materially adversely affect the ability of the Company or any of the Company Affiliates, as the case may be, to perform its respective obligations under this Agreement and the Transaction Documents; provided, however, that none of the following, alone or in combination, will be deemed to constitute a Company Material Adverse Effect or be considered in determining whether a Company Material Adverse Effect has occurred or will occur: any event, circumstance, condition, development, change or occurrence arising out of, resulting from or relating to (i) the economy or the airline industry or scheduled services business (including, without limitation, changes in commodity prices, general market prices and regulatory changes) that do not have a disproportionate effect on the Business or the Company (including Polar), taken as a whole or (ii) the announcement or consummation of the Contemplated Transactions.

          "Company Plan" means each "employee benefit plan" (within the meaning of Section 3(3) of ERISA, including, each multiemployer plan within the meaning of Section 3(37) of ERISA), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and each other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), under which (i) any Company Employee has any present or future right to benefits and which are contributed to, entered into, sponsored by or maintained by the Company, Polar or any of their respective ERISA Affiliates, or
(ii) the Company, Polar or any of their respective ERISA Affiliates has had or has any present or future Liability (actual or contingent).

          "Compensation" means, with respect to any Person, all salaries, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of Equity Interests), paid by the Company to such Person or Affiliates of such Person.

          "Contemplated Transactions" means, collectively, the transactions contemplated by this Agreement, including: (i) the Polar Conversion, then (ii) the conveyance by Polar to Atlas Air of certain assets and liabilities of Polar and the Asset Conveyance, then (iii) the execution and delivery of the Transaction Documents, then (iv) the Polar Distribution simultaneous with the Polar Note Assumption, and then (v) the Closing.

          "Contractual Obligation" means, with respect to any Person, any written contract, agreement, deed, mortgage, lease, license, indenture, note, bond, or other document or instrument (including, without limitation, any material document or instrument evidencing or otherwise relating to any indebtedness but excluding the charter and by-laws of such Person), to which or by which such Person is legally bound.

          "Contribution Agreement" means the Contribution Agreement between AAWW and the Company dated as of the Closing Date which shall be in a form mutually acceptable to the Company and the Investor.

          "Core Licenses" means all Permits necessary for the Company (1) to continue operating over the Core Routes in substantially the same manner as Polar as of the date of execution of this Agreement, (2) to own, lease or operate the Assets related to the Core Routes and (3) to perform in all material respects its obligations under the Ancillary Agreements with respect to the Core Routes following the consummation of the Contemplated Transactions.

          "Core Routes" means those routes operated by Polar, as of the date of execution of this Agreement, between the United States, on the one hand, and points in China, Japan and Hong Kong, on the other, either on a direct basis or via intermediate points to points beyond, utilizing the Route Rights held by Polar.

          "Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services (but excluding trade payables and receivables in the Ordinary Course of Business), including indebtedness evidenced by a note, bond, debenture or similar instrument, and any Guarantees or keep-well obligations or other contingent obligations in respect thereof,
(ii) obligations to pay rent or other amounts under any lease of real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet under GAAP,
(iii) obligations in respect of outstanding letters of credit, bankers' acceptances and similar obligations created for the account of such Person, and
(iv) Liabilities under interest rate cap agreements, interest rate swap agreements, foreign currency exchange agreements and other hedging agreements or arrangements, other than fuel price hedging arrangements entered into in the Ordinary Course of Business.

          "Default Rate", on any date, means a rate per annum that is equal to five percent (5 %) in excess of the interest rate otherwise applicable to the Deferred Payments.

          "Deferred Payments" is defined in Section 2.2(a)(iii).

          "Designation" means the diplomatic note transmitted by the U.S. Department of State to a foreign government designating a U.S. air carrier to exercise operating rights conferred under an air transport agreement between the two governments.

          "DGCL" means the General Corporation Law of the State of Delaware, as in effect as of the Closing Date, as applicable.

          "DOT" means the United States Department of Transportation.

          "DP Guarantee" means the Transaction Guarantee Agreement, dated as of the date hereof, by Deutsche Post AG, a corporation organized under the laws of Germany, in favor of the Company, which shall be substantially in the form of Exhibit F hereto.

          "Drop Dead Date" is defined in Section 7.1.1(b)(i).

          "Due Date" is defined in Section 8.5.1.

          "Encumbrance" means any lien, pledge, option, charge, mortgage, security interest, encumbrance or right of first refusal, other than Permitted Encumbrances.

          "Enforceable" means, with respect to any Contractual Obligation stated to be enforceable by or against any Person, that such Contractual Obligation is a legal, valid and binding obligation of such Person enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          "Engine Pooling Agreement" means the agreement between Atlas Air and the Company, which shall substantially incorporate the terms set forth on Exhibit G hereto and shall be in a form mutually agreeable to the Company and the Investor.

          "Environmental Laws" means any Applicable Law relating to:

          (a) releases or threatened releases of Hazardous Substances;

          (b) pollution or protection of human health (including employee health and safety) or the environment; or

          (c) the manufacture, handling, transport, use, treatment, storage, disposal or arrangement for disposal of Hazardous Substances.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c),
(m) or (o) of the Code.

          "Equity Interests" means:

          (a) any capital stock, share, partnership or membership interest, unit of participation or other similar interest (however designated) in any Person; and

          (b) any option, warrant, purchase right, conversion right, exchange rights or other Contractual Obligation which would entitle any Person to acquire any such interest in such Person or otherwise entitle any Person to share in the equity, profit, earnings, losses or gains of such Person.

          "Extension Date" is defined in Section 7.2.

          "Extension Period" is defined in Section 7.2.

          "FAA" means the United States Federal Aviation Administration.

          "Final Statement of Net Working Capital" is defined in Section 2.6.4.

          "Flight Services Agreement" means the Flight Services Agreement among Atlas Air, Polar and the Company, which shall be substantially in the form of Exhibit H hereto.

          "Foreign Authorities" means any national, local, quasi-governmental, regulatory, or other Governmental Entity, or any public corporation or private entity in a country other than the United States that exercises jurisdiction over the issuance of Permits to serve any point on any of the Core Routes or to conduct the operations over the Core Routes.

          "Foreign Permits" means Permits issued by Foreign Authorities.

          "Foreign Slot" means the right to conduct one takeoff or landing at a foreign airport at a specific time or in a specific time period on a specific day of the week.

          "GAAP" means generally accepted accounting principles in the U.S. as in effect from time to time.

          "General Sales & Services Agency Agreement" means the General Sales & Services Agency Agreement, between Atlas Air and the Company, which shall be substantially in the form of Exhibit I hereto.

          "Governmental Entity" means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank organization, or other entity exercising executive, legislative, judicial, taxing or regulatory powers, including any airport authority.

          "Guarantee" means, with respect to any Person, any guarantee of the payment or performance of, or any contingent obligation in respect of, any Debt or other Liability of any other Person.

          "Hazardous Substance" means any pollutant, petroleum or any fraction thereof, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, radioactivity, molds, contaminant or toxic or hazardous material, substance or waste or any other substance that is regulated pursuant to or could give rise to Liability under any Environmental Law.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

          "Indemnified Party" means, with respect to any Indemnity Claim, the party asserting such claim under Section 8.1 or Section 8.2, as the case may be.

          "Indemnifying Party" means, with respect to any Indemnity Claims, the Investor Indemnified Persons or the Company Indemnified Persons under Section
8.1 or Section 8.2, as the case may be, against whom such claim is asserted.

          "Indemnity Agreement" means the Indemnity Agreement among the Investor, AAWW and the Company, which shall be substantially in the form of Exhibit J hereto.

          "Infringes" is defined in Section 3.9.1.

          "Initial Deferred Payment" is defined in Section 2.2(a)(ii).

          "Insurance Policies" is defined in Section 3.22.1.

          "Intellectual Property" means the right, title and interest in and to all proprietary rights of every kind and nature, including all rights and interests pertaining to or deriving from:

          (a) patents, copyrights, mask work rights, technology, know-how, processes, trade secrets, algorithms, inventions, works, proprietary data, databases, formulae, research and development data and computer software or firmware;

          (b) trademarks, trade names, service marks, service names, brands, trade dress and logos, and the goodwill and activities associated therewith;

          (c) domain names, rights of privacy and publicity, moral rights, and proprietary rights of any kind or nature, however denominated, in all media; and

          (d) any and all registrations, applications, recordings, licenses and common-law rights relating to any of the foregoing.

          "Investor" is defined in the Preamble.

          "Investor Indemnified Person" is defined in Section 8.1.1.

          "Investor's Objection" is defined in Section 2.6.2.

          "Investor Shares" is defined in the Recitals.

          "IRS" means the Internal Revenue Service.

          "Key Employees" means those individuals listed in Section 1.1(a) of the Company Disclosure Schedule.

          "Knowledge of the Company" means the actual knowledge upon reasonable inquiry of the individuals listed in Section 1.1(b) of the Company Disclosure Schedule.

          "Labor Union" means the Air Line Pilots Association.

          "Lease" is defined in Section 3.8.2.

          "Leased Property" is defined in Section 3.8.2.

          "Liable" or "Liability" means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due, in each case as required under GAAP to be recorded in the financial statements of such Person.

          "Losses" is defined in Section 8.1.1.

          "Multiemployer Plan" means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Net Working Capital" means current assets minus current liabilities; provided, however, that Tax assets and Tax liabilities (in each case whether current or deferred) and amounts payable to or from the Company with respect to any notes between the Company and AAWW shall be excluded from the determination of Net Working Capital.

          "New York Courts" is defined in Section 9.13.

          "Non-Core Licenses" means all Permits, other than Core Licenses, held by Polar as of the date of execution of the Agreement, including (a) Permits relating to air routes other than the Core Routes and (b) the certificates and exemptions issued by the DOT listed on Section 1.1(c) of the Company Disclosure Schedule.

          "Notified Non-Core Licenses" is defined in Section 3.11.2(a).

          "One-Year Interest Rate" means the offered rate for one-year U.S. dollar deposits which appears on US LIBOR Telerate Page 3750 as of approximately 11:00 a.m., London time on the Closing Date.

          "Order" means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by any entity possessing competent jurisdiction over the Action underlying such dispute.

          "Ordinary Course of Business" means the ordinary course of the businesses of the Company and Polar, taken as a whole, subject to the Contemplated Transactions.

          "Parties" and "Party" are defined in the Preamble.

          "Permitted Encumbrance" is defined to include:

          (a) statutory Encumbrances for current Taxes, special assessments or other governmental charges not yet due and payable or which are being contested in good faith through the appropriate proceedings;

          (b) mechanics', materialmen's, carriers', workers', repairers' and similar statutory liens arising or incurred in the Ordinary Course of Business;

          (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Entity having jurisdiction over any real property leased by the Company or Polar which are not violated in any material respect by the current use and operation of real property by the Company and Polar;

          (d) deposits or pledges made in connection with, or to secure payment of, worker's compensation, unemployment insurance, old age pension programs mandated under Applicable Law;

          (e) covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to but not adversely affecting current occupancy or use of the real property leased by the Company or Polar in any material respect;

          (f) those items listed in Section 1.1(d) of the Company Disclosure Schedule; and

          (g) other minor imperfections of title or Encumbrances, if any, that individually or in the aggregate, do not materially impair the continued use and operation of any Assets to which they relate in the conduct of the Business as currently conducted.

          "Permits" means all permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, or other similar authorization of, exemption from, or filing or registration with, or issued by, any Governmental Entity, including but not limited to the Route Rights, the Foreign Permits and the Foreign Slots.

          "Person" means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Entity or other entity of any kind.

          "Polar" is defined in the Recitals.

          "Polar Conversion" means the conversion of Polar Air Cargo, Inc. to a California limited liability company, which shall not elect to be taxable as an association under Treas. Reg. Section 1.7701-3.

          "Polar Distribution" means the distribution by the Company to AAWW of all of Company's Equity Interests of Polar.

          "Polar Note Assumption" means the assumption by AAWW of the Company's note issued to Polar, and the resulting release of the Company from liability thereunder, as consideration for the Asset Conveyance.

          "Post-Closing Tax Period" means a taxable period beginning after the Closing Date and the portion after the Closing Date of any taxable period that includes (but does not end) on the Closing Date.

          "Preliminary Closing Statement of Net Working Capital" is defined in
Section 2.6.1.

          "Pro Forma Balance Sheet" is defined in Section 3.6.1.

          "Purchase Price" is defined in Section 2.2.

          "Put/Call Agreement" means the Aircraft Lease Put/Call Agreement by and among the Company, Atlas Air and the Investor which shall be substantially in the form of Exhibit K hereto.

          "Representative" means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

          "Route Rights" means (a) the certificates of public convenience and necessity and exemptions issued by the DOT to Polar, along with related Designations and DOT awarded frequency allocations as listed on Section 1.1(e) of the Company Disclosure Schedule and (b) the Foreign Slots issued to and held by Polar as listed on Section 1.1(f) of the Company Disclosure Schedule.

          "Sale" is defined in the Recitals.

          "SEC" means the U.S. Securities and Exchange Commission.

          "Second Deferred Payment" is defined in Section 2.2(a)(iii).

          "Shared Services Agreement" means the Shared Services Agreement between Atlas Air and the Company, which shall be substantially in the form of Exhibit L hereto.

          "Standby Aircraft Wet Lease Agreement" means collectively the Standby Aircraft Wet Lease Agreements between Atlas Air and the Company providing for the wet lease of Boeing 747-200 or Boeing 747-400 aircraft from Atlas Air to the Company, which shall be substantially in the form of Exhibit M hereto.

          "Stockholders Agreement" means the Stockholders Agreement among the Investor, AAWW and the Company, dated as of the Closing Date, which shall be substantially in the form of Exhibit N hereto.

          "Tax" or "Taxes" means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including
FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes, including any interest, penalty, or addition thereto.

          "Tax Return" means any federal, state, local, or foreign return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any and all schedules or attachments thereto, and including any amendment thereof.

          "Termination Date" is defined in Section 7.1.1.

          "Third Party Claim" is defined in Section 8.4.1.

          "Transaction Documents" means, collectively:

          (a)  the Ancillary Agreements;

          (b)  the Asset Conveyance Agreement;

          (c)  Indemnity Agreement;

          (d)  the DP Guarantee;

          (e)  the BSA Guarantee;

          (f)  the Stockholders Agreement; and

          (g)  the Contribution Agreement.

          "Transaction Related Proceeding" is defined in Section 9.13.

          "TSA" means the United States Transportation Security Administration.

          "Two-Year Interest Rate" means the offered rate for two-year U.S. dollar deposits which appears on US LIBOR Telerate Page 3750 as of approximately 11:00 a.m., London time on the Closing Date.

          "United States Citizen" means a "Citizen of the United States" as defined in 49 U.S.C. Section 40102(A)(15), as now in effect or as it may hereafter from time to time be amended.

          "WARN" means the Worker Adjustment and Retraining Notification Act of 1988.

     1.2. Rules of Construction. Except as otherwise explicitly specified to the contrary, (i) references to a Section, Sub-section, Exhibit or Schedule means a Section, Sub-section, Exhibit or Schedule to this Agreement, unless another agreement is specified, (ii) the words "hereof," "herein," "hereunder" and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof,
(iii) the word "including" will be construed as "including without limitation,"
(iv) the words "party" and "parties" shall refer to the Parties, (v) definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender, (vi) accounting terms used herein and not otherwise defined herein are used herein as defined by GAAP in effect as of the date hereof, consistently applied, (vii) references to any Applicable Law, a particular statute or regulation include all rules and regulations thereunder and any successor statute, rules or regulation, in each case as amended and in effect as of the date of execution of this Agreement unless otherwise expressly specified, (viii) references to "$" or dollars are to United States currency and
(ix) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement.

                          SECTION 2. PURCHASE AND SALE

     2.1. The Closing. At the closing of the Sale (the "Closing"), and subject to the applicable terms and conditions of this Agreement, the Company agrees to consummate the Sale of the Investor Shares, and the Investor agrees to purchase the Investor Shares from the Company, for the Purchase Price. Subject to Section
7.2 hereof, the Closing will occur on or about January 15, 2007 or after the satisfaction or waiver of the conditions to the Closing set forth in Section 6 of this Agreement, if earlier (the "Closing Date"), in each case prior to the Drop Dead Date. The Closing will be held at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, NY 10111 or 1211 Avenue of the Americas, New York, NY 10036, as applicable.

     2.2. Purchase Price. The aggregate consideration to be paid by the Investor to the Company for the Investor Shares will be one hundred fifty million dollars ($150,000,000) plus the applicable interest, subject to adjustment under Section 2.6, which consist of the following (in the aggregate, the "Purchase Price"):

          (a) an aggregate consideration equal to the cash consideration payable as follows:

               (i) payment on the Closing Date by wire transfer of immediately available funds (to an account designated by the Company at least two (2) business days in advance of when such payment is to be made) in the aggregate amount of seventy-five million dollars ($75,000,000) (the "Closing Cash Consideration"), and

               (ii) subject to Section 2.4, payment by wire transfer of
                    immediately available funds (to an account designated by the Company at least two (2) business days in advance of when such payment is to be made) in the aggregate amount of (A) $37,500,000 plus (B) interest thereon from (but not including) the Closing Date to and including the date of payment, at a rate per annum equal to the One-Year Interest Rate (the "Initial Deferred Payment"), and

               (iii) subject to Section 2.4, payment by wire transfer of
                    immediately available funds (to an account designated by the Company at least two (2) business days in advance of when such payment is to be made) in the aggregate amount of (A) $37,500,000 plus (B) interest thereon from (but not including) the Closing Date to and including the date of payment, at a rate per annum equal to the Two-Year Interest Rate (the "Second Deferred Payment", and together with the Initial Deferred Payment, the "Deferred Payments").

     2.3. Deferred Payments.

          (a) The Deferred Payments will be guaranteed in full by the DP Guarantee and if these amounts are not paid when due and payable at the applicable dates set forth in Section 2.4 below, then the principal amount of the Deferred Payments shall bear interest at the Default Rate on the unpaid amount, and such interest at the Default Rate shall accrue daily from the date on which the overdue amount is made in full. All computations of interest on the Deferred Payments provided for in this Agreement shall be made on the basis of a 365-day year and the actual number of days occurring in the period for which such interest is payable.

          (b) The Investor's obligation to make the Deferred Payments shall be subject to delivery by the Company of a certificate of its Chief Executive Officer certifying that all contributions required of the holder of Class A Common Stock in connection with the Contribution Agreement between the Company and the holder of the Class A Common Stock have been made.

     2.4. Payment of the Deferred Payments.

          2.4.1. Payment of the Deferred Payments. Subject to the notice provided in accordance with Section 2.4.2(a), or Section 2.4.2(b) hereof, and subject to the delivery of a compliance certificate referred to in Section 2.3(b) above, the Deferred Payments shall be made as follows:

          (a) on January 15, 2008, the Initial Deferred Payment shall become due and payable, and

          (b) on November 17, 2008, the Second Deferred Payment shall become due and payable.

          2.4.2. Prepayments of the Deferred Payments.

          (a) If, at any time prior to July 31, 2007, the Investor shall provide notice to the Company that the date that the Investor shall begin placing materials on services operated by the Company pursuant to the Blocked Space Agreement (any such date, the "BSA Commencement Date") shall be March 31, 2008, then the payment date with respect to the Second Deferred Payment shall be adjusted to April 15, 2008.

          (b) If, at any time prior to the BSA Commencement Date, the Investor shall provide notice to the Company requesting that the BSA Commencement Date shall be a date other than March 31, 2008 but prior to October 31, 2008, then the Investor shall pay any remaining Deferred Payments within fifteen (15) calendar days after the BSA Commencement Date.

          2.4.3. Payment Method. With respect to the payment due on the applicable payment date specified in Section 2.4 hereof, the Investor shall make (or cause to be made) a payment by wire transfer of immediately available funds (to an account designated by the Company at least two (2) business days in advance of when such payment is to be made).

     2.5. Payments, Actions and Deliveries on the Closing Date.

          (a) Before the Closing Date, the Polar Conversion, followed by the Asset Conveyance and then followed by the Polar Distribution and the simultaneous Polar Note Assumption will be consummated;

          (b) On or before the Closing Date, the Company will have filed with the Secretary of State of the State of Delaware an amendment and restatement to the Company Charter and amended and restated the Company By-laws;

          (c) On or before the Closing Date, the Company will deliver to the Investor one or more stock certificates representing the Investor Shares;

          (d) On or before the Closing Date, the Investor will make (or cause to be made) a payment by wire transfer of immediately available funds (to an account designated by the Company at least two (2) business days in advance of when such payment is to be made) in the aggregate amount of the Closing Cash Consideration; and

          (e) On or before the Closing Date, each Party thereto will deliver to the other parties thereto, as appropriate, a signature page (or counterpart signature page) to each of the Transaction Documents.

     2.6. Adjustment to the Cash Consideration.

          2.6.1. Preparation of Preliminary Closing Statement of Net Working Capital. As soon as reasonably possible after the Closing Date (but not later than sixty (60) days thereafter), the Company shall prepare and deliver to the Investor, an unaudited statement of financial condition of the Company as of the Closing Date, after giving effect to the Contemplated Transactions on a pro forma basis, and shall include a calculation of the Company's Net Working Capital on and as of the Closing Date (collectively, the "Preliminary Closing Statement of Net Working Capital"). The Preliminary Closing Statement of Net Working Capital shall be prepared in the same manner and using the same accounting policies, principles, bases, methods and calculation principles as used by the Company in the preparation of the Pro Forma Balance Sheet.

          2.6.2. Extension of Preliminary Closing Statement of Net Working Capital. The Investor, upon receipt of the Preliminary Closing Statement of Net Working Capital, shall (i) review the Preliminary Closing Statement of Net Working Capital and (ii) to the extent the Investor may deem necessary, make reasonable inquiry of the Company relating to the preparation of the Preliminary Closing Statement of Net Working Capital. Consistent with the terms of the Stockholders Agreement, the Investor shall have reasonable access, upon prior written notice and during normal business hours, to the books, papers and records of the Company relating to the preparation of the Preliminary Closing Statement of Net Working Capital in connection with such inquiry. The Preliminary Closing Statement of Net Working Capital shall be binding and conclusive upon, and deemed accepted by, the Investor unless the Investor shall have notified the Company in writing of any objections thereto (the "Investor's Objection") within forty-five (45) days after receipt of the Preliminary Closing Statement of Net Working Capital.

          2.6.3. Disputes.

          (a) In the event of an Investor's Objection, the Company shall have forty-five (45) days to review and respond to the Investor's Objection and the Company and the Investor shall attempt to resolve the differences underlying the Investor's Objection within forty-five (45) days following completion of the Company's review of the Investor's Objection. Amounts, net of any disputes, are to be paid as soon as practicable by the paying Party, but in any event, within five (5) Business Days after the Investor's Objection.

          (b) Disputes between the Company and the Investor that cannot be resolved by them within such forty-five (45) day period shall be referred promptly after such forty-fifth (45th) day for decision to a nationally-recognized independent public accounting firm, which shall be Deloitte & Touche USA LLP or another firm to be agreed to between the Company and the Investor (and which firm shall not be the independent auditors for either the Company or the Investor) (the "Auditor"). The Auditor shall act as arbitrator and determine, based solely on presentations by the Company and the Investor and on the basis of the standards set forth in Section 2.6.1 and only with respect to the remaining differences with respect to objections raised in the Investor's Objection, whether and to what extent, if any, the Preliminary Closing Statement of Net Working Capital requires adjustment.

          (c) The Auditor shall deliver its written determination, including, without limitation, as to the adjustments, if any, to the Preliminary Closing Statement of Net Working Capital and the calculations supporting any adjustments, to the Company and the Investor no later than the thirtieth (30th) day after the remaining differences underlying the Investor's Objection are referred to the Auditor (or such longer period of time as the Auditor determines is necessary). The Auditor's determination shall be conclusive and binding upon the Parties. The fees and disbursements of the Auditor shall be allocated between the Company and the Investor in such a way that the Investor shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of disputed items submitted to the Auditor that are resolved against the Investor (as finally determined by the Auditor), and the denominator of which is the total dollar value of the disputed items so submitted, and the Company shall be responsible for the remainder of such fees and expenses.

          (d) The Company and the Investor shall make readily available to the Auditor all relevant information, books and records and any work papers relating to the Preliminary Closing Statement of Net Working Capital and all other items reasonably requested by the Auditor.

          (e) In no event may the Auditor's resolution of any difference be for an amount that is outside the range of the Company's and Investor's disagreement. The Parties agree to enter into and become party to any agreement or other Order delivered by the Auditor that complies in all material respects with the provisions of this Section 2.6.

          2.6.4. Final Statement of Net Working Capital. The Preliminary Closing Statement of Net Working Capital (after giving effect to any adjustment pursuant to Section 2.6.3), shall become final and binding upon the parties upon the earliest of (i) the failure by the Investor to object thereto within the period permitted under Section 2.6.2, (ii) the agreement between the Company and the Investor with respect to the full resolution of an Investor's Objection and
(iii) the decision by the Auditor with respect to any disputes as provided for in Section 2.6.3. The Preliminary Closing Statement of Net Working Capital, as adjusted pursuant to the agreement of the parties or decision of the Auditor, when final and binding is referred to herein as the "Final Statement of Net Working Capital."

          2.6.5. Adjustments to the Cash Consideration. As soon as practicable (but not more than five (5) Business Days) after the date on which the Final Statement of Net Working Capital shall have been determined in accordance with this Section 2.6:

          (a) the Investor shall pay to the Company, by wire transfer in immediately available funds, the amount, if any, by which the Net Working Capital as of and at the Closing Date as reflected in the Final Statement of Net Working Capital is greater than zero ($0), which shall constitute an immediate upward adjustment of the Cash Consideration in such amount, or

          (b) the Company shall pay to the Investor, by wire transfer in immediately available funds, the amount, if any, by which the Net Working Capital as of and at the Closing Date and as reflected in the Final Statement of Net Working Capital is less than zero ($0), which shall constitute an immediate downward adjustment of the Cash Consideration in such amount.

            SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In order to induce the Investor to enter into this Agreement and consummate the Contemplated Transactions, the Company hereby represents and warrants to the Investor as follows:

     3.1. Organization and Standing; Books and Records.

          3.1.1. The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

          3.1.2. The Company is in good standing in the State of Delaware, and at the Closing Date, will be, duly qualified and in good standing (to the extent such concepts apply) to conduct its Business as an out-of-state corporation, in New York and in each other jurisdiction set forth in Section 3.1.2 of the Company Disclosure Schedule in which the conduct or nature of the Business, performance under the Ancillary Agreements, or the ownership, leasing or holding of the Assets makes such qualification necessary, in each case, except as would not have a Company Material Adverse Effect.

          3.1.3. The Company has made available to the Investor copies of the following documents, each of which was true and correct in all material respects as provided and will be true and correct as of the Closing Date:

          (a) the Company's Charter and the Company By-laws; and

          (b) the stock transfer records and the minute books of the Company.

     3.2. Power and Authority; Enforceability. The Company has full corporate power and authority to execute this Agreement and each of the Company and the Company Affiliates has (or will have at the Closing, as applicable) all corporate power and authority to deliver, execute and perform under the Transaction Documents to which it is (or will be) a party and to consummate and perform its obligations under the Contemplated Transactions. The execution and delivery by the Company of this Agreement and the execution and delivery by each of the Company and the Company Affiliates of the Transaction Documents to which it is (or will be) a party and the consummation and performance by each of the Company and the Company Affiliates of its obligations under the Contemplated Transactions and the Transaction Documents have been duly authorized, or will be duly authorized at the Closing, as applicable, by all necessary corporate actions on the part of the Company or the Company Affiliates, as applicable, and no further corporate actions or proceedings are (or will be) required on the part of the Company or the Company Affiliates, as applicable, in connection therewith. The Company has duly executed and delivered this Agreement, and as of the Closing Date, will have duly executed and delivered each of the Transaction Documents to which it is (or will be) a party, and this Agreement constitutes, and each of the Transaction Documents to which it is (or will be) a party will constitute a legal, valid and binding obligation of the Company and the Company Affiliates, as applicable, Enforceable against it in accordance with its terms.

     3.3. Noncontravention. Except as disclosed in Section 3.3 of the Company Disclosure Schedule, neither the execution, delivery nor performance by the Company or the Company Affiliates, as applicable, of this Agreement or any Transaction Document to which it is (or will be entering into as of the applicable date) a party, nor the consummation of the Contemplated Transactions will:

          (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Entity, in each case, as disclosed in Section 3.3 of the Company Disclosure Schedule, violate any Applicable Law;

          (b) result in a material breach or violation of, or default under, any material Contractual Obligation of the Company or the Company Affiliates or give rise to any right of termination, cancellation, modification or acceleration of any material right or obligation or to a loss of any material benefit relating to the Business;

          (c) result in the creation of any material Liability on the part of the Company, other than Liabilities reflected in the Pro Forma Balance Sheet, Liabilities arising under the Transaction Documents or in conjunction with the consummation of the Contemplated Transactions or Liabilities in the Ordinary Course of Business consistent with past practice;

          (d) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation of the Company or the Company Affiliates;

          (e) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset material to the Business; or

          (f) result in a breach or violation of, or default under, the Company Charter or the Company By-Laws as in effect at the applicable date.

     3.4. Capitalization of the Company; Ownership; Encumbrance; Subsidiaries.

          3.4.1. As of each applicable date (the date of execution of this Agreement and the Closing Date, as the case may be), the entire authorized capital stock of the Company shall be as set forth in Section 3.4.1 of the Company Disclosure Schedule. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued, and fully paid and non-assessable.

          3.4.2. The Company holds no shares of its capital stock in its treasury.

          3.4.3. Except as contemplated by the Transaction Documents:

          (a) there are no pre-emptive rights conversion rights, stock appreciation rights, redemption rights, repurchase rights options, warrants or other similar rights, agreements or arrangements in respect of any Equity Interests in the Company or Polar, other than as provided in the Company Charter or pursuant to the Contemplated Transactions; and

          (b) there are no existing rights with respect to registration under the 1933 Act of any Equity Interests in the Company.

          3.4.4. On the Closing Date, the Investor Shares, when issued, sold and delivered in accordance with the terms set forth in this Agreement and the Company Charter, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement or the Transaction Documents, Applicable Law or Encumbrances created by or imposed by the Parties hereto. Assuming the accuracy of the representations of the Investor in Section 4.2 and
Section 4.5 of this Agreement, upon the Closing, the Investor Shares will be issued in compliance with all Applicable Laws (except, to the extent applicable, pursuant to any applicable "blue sky" laws, if any, or laws issued by Governmental Entities other than the United States).

          3.4.5. As of the date hereof the Company owns (a) all of the outstanding Equity Interests of Polar and (b) no Equity Interests in any other Person. As of the Closing Date, the Company will own no Equity Interests in any Person.

     3.5. Company Indebtedness. As of the Closing Date, the Company will have no Debt other than (i) Debt categorized as current liabilities and reflected in the Final Statement of Net Working Capital or (ii) Debt as scheduled on Section 3.5 of the Company Disclosure Schedule.

     3.6. Financial Statements.

          3.6.1. Pro Forma Balance Sheet. The Company has attached to Section
3.6.1 of the Company Disclosure Schedule the unaudited pro forma balance sheet of the Company at September 30, 2006, including schedules and notes thereto, which gives effect to the Contemplated Transactions as if they had occurred on such date (such balance sheet, the "Pro Forma Balance Sheet"), which Pro Forma Balance Sheet (including the notes or schedules thereto) has been prepared in accordance with the assumptions stated therein.

          3.6.2. Polar Financial Statements. The Company has attached to Section
3.6.2 of the Company Disclosure Schedule unaudited, unconsolidated balance sheets of Polar at December 31, 2005 and September 30, 2006, together with unaudited, unconsolidated statements of income and cash flows for the twelve
(12) and nine (9) months periods, respectively, then ended, which have been prepared in accordance with GAAP and fairly present, in all material respects, the financial condition of Polar on such dates and its results of operations and cash flows for the periods then ended, except for normal year-end adjustments and the absence of footnotes.

     3.7. Changes. Since September 30, 2006 and to the extent not otherwise provided for in Section 3.7 of the Company Disclosure Schedule: (a) no Company Material Adverse Effect has occurred and, to the Knowledge of the Company, no event has occurred that has caused, or would reasonably be expected to cause, a Company Material Adverse Effect, (b) no destruction, material damage or material loss has occurred to the Assets, which would have a material impact on the Company's ability to operate in the Ordinary Course of the Business following the Closing, and (c) no change has occurred in any method of accounting or accounting practice historically employed by the Company or Polar with respect to the Business except for any such change required by reason of a concurrent change in GAAP.

     3.8. Assets; Tangible and Real Property.

          3.8.1. At the Closing, the Company will have obtained good and valid marketable title to the Assets, free and clear of all Encumbrances, except: (i) Permitted Encumbrances, and (ii) Encumbrances disclosed in Section 3.8.1 to the Company Disclosure

Schedule. Except as disclosed in Section 3.8.1 to the Company Disclosure Schedule or as provided in the Transaction Documents or contemplated by the Contemplated Transaction, no Company Affiliate other than AAWW, Atlas Air or Polar, nor any officer, director or employee of the Company or a Company Affiliate, owns any Equity Interest in the Company or has right of ownership or title to the Assets that is material to the Business.

          3.8.2. Neither the Company nor Polar owns any real property that is necessary to the operation of the Business as proposed to be conducted or for performance under the Ancillary Agreements by the Company. Section 3.8.2 of the Company Disclosure Schedule sets forth a true and complete list of all leases of material real property to which the Company or Polar is party or will become a party on or prior to the Closing Date, which are used, held for use, occupied or operated in connection with the conduct of the Business or will be used, held for use, occupied or operated in connection with the performance by the Company under the Ancillary Agreements (each, a "Leased Property"). True and complete copies of all agreements (including amendments, supplements, extensions and modifications thereto) pursuant to which the Company is or is expected to be the landlord, tenant, subtenant, or occupant in connection with the conduct of the Business (each, a "Lease"), have been made available to the Investor. Upon consummation of the Asset Conveyance, the Company will have a valid leasehold interest in all Leased Property of the Company after taking into effect the Asset Conveyance. Except as would not result in a Company Material Adverse Effect, (a) each Lease is in full force and effect, Enforceable in accordance with its terms against the Company or Polar, as applicable, and to the Knowledge of the Company, the applicable counterparty thereto, and (b) there is no material default under any Lease beyond any applicable notice, grace or cure period, and neither the Company nor Polar has received or given any written notice of any material default under any Lease currently in effect.

          3.8.3. The Assets, in conjunction with the Ancillary Agreements, comprise all of the material assets, properties and rights, whether real or personal, tangible or intangible, (a) used by the Company in or necessary to the Business or (b) to be used by the Company in or necessary to the performance by the Company or Polar of their obligations under the Ancillary Agreements. The tangible Assets are being delivered pursuant to the Asset Conveyance in an "as is" "where is" condition.

     3.9. Intellectual Property.

          3.9.1. Except as would not result in a Company Material Adverse Effect and as set forth on Section 3.9.1 of the Company Disclosure Schedule, (a) neither the Company nor Polar is party to any pending or, to the Knowledge of the Company, threatened Actions, alleging that the Company or Polar's use in the Business of their owned Intellectual Property infringes, misappropriates, or otherwise violates ("Infringes") any Intellectual Property rights of third parties, and, to the Knowledge of the Company (without any obligation of reasonable inquiry), there is no valid basis for same, (b) there is no Action against the Company nor Polar pending or, to the Knowledge of the Company, threatened that alleges that the conduct of the Business has Infringed the Intellectual Property rights of any third party, and (c) to the Knowledge of the Company, none of the material Company or Polar Intellectual Property used in the Business is being Infringed by any third parties.

          3.9.2. The Company and Polar own the material patents, registered trademarks, registered copyrights or domain names used in the Business and other than the items listed in Section 3.9.2 of the Company Disclosure Schedule, and all such registered items of Intellectual Property are owned free and clear of all Encumbrances (other than Permitted Encumbrances). All such Intellectual Property listed on Section 3.9.2 of the Company Disclosure Schedule will be transferred to the Company pursuant to the terms and conditions of the Asset Conveyance Agreement. Other than trademark registrations that may be cancelled or abandoned in the ordinary conduct of the Business, to the Knowledge of the Company, the registered Intellectual Property listed on Section 3.9.2 of the Company Disclosure Schedule is valid and Enforceable.

     3.10. Legal Compliance. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, and except as disclosed on
Section 3.10 of the Company Disclosure Schedule:

          (a) each of the Company and Polar is and has been in compliance with all Applicable Laws, and

          (b) the Company is not in breach or violation of, or default under, the Company Charter or the Company By-laws nor, to the Knowledge of the Company, is there a basis which could constitute such a breach, violation or default.

     3.11. Permits, Certificates and Route Rights.

          3.11.1. Except as provided in Section 3.11.1 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the Closing:

          (a) the Company holds an AOC and the Core Licenses and has an Approved Security Program (x) necessary to conduct the Business as proposed to be conducted by the Company and (y) necessary to fully perform in all material respects the Ancillary Agreements; provided, however, that as of the Closing, the Company may not have acquired all Foreign Permits or Foreign Slots;

          (b) each of the Core Licenses held by the Company is valid, in full force and effect and Enforceable in accordance with its terms as held by the Company;

          (c) each of the Company and Polar will have fulfilled when due, or taken all action reasonably necessary to enable it to fulfill, all of its obligations under each of the Core Licenses and related to the transfer thereof;

          (d) none of the Governmental Entities that has issued any Core License has notified the Company or any Company Affiliate (i) of its intent to modify, revoke, terminate or fail to renew such Core License, now or in the future, which presents a reasonable likelihood of materially affecting the Company's ability to provide scheduled service over the Core Routes or (ii) that it is in material violation of the terms of such Core License and, to the Knowledge of the Company, no notice of such action has been received with respect thereto; and

          (e) (i) there is no pending or, to the Knowledge of the Company, no notice that there will be filed, any proceeding, application, petition, objection or other pleading by any third party with any Governmental Authority that presents a reasonable likelihood to materially affect the validity of the Core Licenses or which presents a reasonable likelihood to result in any material part of the Core Licenses being revoked, cancelled, suspended or adversely modified so as to materially affect the Company's ability to provide scheduled service over the Core Routes and (ii) to the Knowledge of the Company, no event has occurred that is reasonably likely to have a material effect on the Core Licenses so as to materially affect the Company's ability to provide scheduled service over the Core Routes.

          3.11.2. Except as provided in Section 3.11.2 of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the Closing:

          (a) the Company holds all of the Non-Core Licenses that have been notified by the Company to the Investor at or prior to the Closing (the "Notified Non-Core Licenses") and, immediately prior to the transfer of the AOC, Polar holds all of the other Non-Core Licenses;

          (b) each of the Notified Non-Core Licenses will be valid, in full force and effect and Enforceable in accordance with its terms as held by the Company, and each of the other Non-Core Licenses held by Polar immediately prior to the Closing will be valid, in full force and effect and Enforceable in accordance with its terms;

          (c) each of the Company and Polar will have fulfilled when due, or taken all action reasonably necessary to enable it to fulfill, all of its obligations under and related to the transfer of the Non-Core Licenses;

          (d) to the Knowledge of the Company, none of the Governmental Entities that has issued any Non-Core License has notified the Company or any Company Affiliate (i) of its intent to modify, revoke, terminate or fail to renew such Non-Core License, now or in the future, which presents a reasonable likelihood of materially affecting such Non-Core License or (ii) it is in material violation of the terms of such Non-Core License and, to the Knowledge of the Company, no such action has been threatened with respect thereto; and

          (e) to the Knowledge of the Company, there is no pending or no notice that there will be filed, any proceeding, application, petition, objection or other pleading by any third party with any Governmental Authority that presents a reasonable likelihood to materially affect the validity of the Non-Core Licenses or which presents a reasonable likelihood to result in a material part of the Non-Core Licenses being revoked, cancelled, suspended or adversely modified.

     3.12. Tax Matters. Except as set forth in Section 3.12 of the Company Disclosure Schedule:

          (a) all material federal, state, local and foreign income Tax Returns required to be filed by the Company were timely filed, taking into account appropriate extensions and all such Tax Returns were true, correct and complete in so far as they reflect the Tax liability of the Company;

          (b) the Company and Polar have timely paid (or have paid on their behalf) in full all Taxes due (whether or not shown as due and payable on the Tax Returns), and there are no material liens with respect to Taxes upon the Assets or any of the other assets or properties of the Company, other than Permitted Encumbrances;

          (c) as of September 30, 2006, the Company did not have any material accrued and unpaid current Taxes;

          (d) all withholding Taxes that either the Company or Polar was required to withhold have been withheld and paid over to the proper Governmental Entities to the extent due and payable;

          (e) neither the Company nor Polar nor any Company Affiliate has received written notice of any audit or of any proposed deficiencies from the IRS or any other Tax authority with respect to Taxes of the Company or Polar or relating to the Business;

          (f) there are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or Polar for any open tax year;

          (g) neither the IRS nor any other Tax authority is now asserting or, to the Knowledge of the Company, threatening to assert against the Company or Polar any deficiency or claim for additional Taxes. No written claim has ever been made by any Tax authority in a jurisdiction where neither the Company nor Polar files Tax Returns that it is or may be subject to taxation by that jurisdiction;

          (h) to the Knowledge of the Company, neither the Company nor Polar (i) has been a member of an affiliated group (other than a group the common parent of which is AAWW, an Affiliate or subsidiary of AAWW, or General Electric Company or a direct or indirect subsidiary of General Electric Company) filing a consolidated federal income Tax Return or (ii) has any Liability for Taxes of any Person (other than a Person in an affiliated group described in clause (i)) arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise (other than pursuant to a commercial contract, such as a lease or a customer contract);

          (i) neither the Company nor Polar is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement (other than commercial contracts, such as leases or customer contracts);

          (j) neither the Company nor Polar has been either a "distributing corporation" or a "controlled corporation" in a distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable;

          (k) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to the Company or Polar;

          (l) the Company will not be required to include amounts in income, or exclude items of deduction, in a Post-Closing Tax Period as a result of (i) an installment sale or open transaction arising in a taxable period (or portion thereof) ending on or before the Closing Date, (ii) deferred gains, as described in section 1502 of the Code and the Treasure Regulations thereunder, arising prior to the Closing Date or (iii) a prepaid amount received, or paid, prior to the Closing Date; and

          (m) no changes in methods of accounting for Tax purposes or other Tax elections were made by or with respect to the Company or Polar during the period which began on August 1, 2004 and ended on September 30, 2006.

     3.13. Environmental Matters.

          3.13.1. Except as set forth in Section 3.13 of the Company Disclosure Schedule and except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

          (a) the Company and Polar are in compliance with all, and have not violated any, Environmental Laws;

          (b) there is no Action pending or, to the Knowledge of the Company, threatened against the Company or Polar in respect of (i) noncompliance with any Environmental Laws, (ii) the release or threatened release of any Hazardous Substance, or (iii) the handling, storage, use, transportation, disposal or arrangement for disposal of any Hazardous Substance;

          (c) neither the Company nor Polar has received written notice of any past or continuing release or threatened release of any Hazardous Substance into the indoor or outdoor environment at, under, onto or from any real property (including any real property currently or formerly owned, operated or leased by the Company or Polar), and, to the Knowledge of the Company, no such release or threatened release is occurring or has occurred at, under, onto or from any such real property that could reasonably be expected to result in Liability, obligation or costs to the Company or Polar under any Environmental Law;

          (d) neither the Company nor Polar has entered into any consent decree or other agreement with any Governmental Entity under any Environmental Law, and neither the Company nor Polar is subject to any Order or similar requirement relating to compliance with any Environmental Law or to Hazardous Substances; and

          (e) neither the Company nor Polar has assumed or retained, by contract or, to the Knowledge of the Company, by operation of law, any obligation under any Environmental Law or concerning any Hazardous Substances.

          3.13.2. The Company has made available to the Investor true and complete copies of all environmental reports, studies, audits and similar documents containing material information regarding the Company's or Polar's environmental compliance, obligations or Liabilities that are in the possession or control of the Company or Polar.

     3.14. Contractual Obligations.

          3.14.1. Except as set forth in Section 3.14 of the Company Disclosure Schedule, the Transaction Documents or as otherwise subject to the Contemplated Transactions, neither the Company nor Polar is a party to or bound by:

          (a) any Contractual Obligation for the purchase or sale of any personal property, or for the furnishing or receipt of services, in each case, which is not terminable at the option of the Company on less than thirty (30) days notice and provides for aggregate payments to or by the Company in excess of five hundred thousand dollars ($500,000);

          (b) (i) any capital lease or (ii) any other lease or other Contractual Obligation, in each case relating to equipment providing for aggregate rental payments in excess of five hundred thousand dollars ($500,000) per year;

          (c) any Contractual Obligation, other than Contractual Obligations for Leased Property or leases relating to equipment used in the Business, relating to the lease or license of any Asset (including all customer lease, maintenance crew or other service agreements) considered material to the conduct of the Business;

          (d) any Contractual Obligation providing for the employment or consultancy of any Key Employee or otherwise providing Compensation or other benefits worth, in the aggregate greater than two hundred fifty thousand dollars ($250,000) per year to any officer, director, employee or consultant;

          (e) any other Contractual Obligation (or group of related Contractual Obligations) the performance of which involves consideration in excess of five hundred thousand dollars ($500,000) over the life of such Contractual Obligation which is not otherwise scheduled in the Company Disclosure Schedule pursuant to sub-sections (a) through (d) of this Section 3.14.1;

          (f) any Contractual Obligation limiting the ability of the Company to compete with any Person, other than those that would not materially affect the Company's ability to operate its Core Route services;

          (g) any Contractual Obligation granting an Encumbrance upon any material Asset or the stock of the Company;

          (h) any Contractual Obligation providing for indemnification to any other Person where such indemnification, if triggered, could be reasonably expected to result in a Liability to the Company in excess of one hundred thousand dollars ($100,000);

          (i) any Contractual Obligation which in the event of default would have a Company Material Adverse Effect; and

          (j) any amendments, modifications or supplements in respect of a Contractual Obligation of any of the types described in this Section 3.14.1
     (a) through (i) above.

          3.14.2. The Company has provided the Investor access to true, accurate and complete copies of each written Contractual Obligations listed in Section
3.14 of the Company Disclosure Schedule except for certain competitor agreements, in each case, as amended or otherwise modified and in effect, except for such errors, inaccuracies or omissions as would not affect the Investor's understanding of the material terms of such Contractual Obligations.

          3.14.3. To the Knowledge of the Company, all other parties to any material Contractual Obligation listed in Section 3.14 of the Company Disclosure Schedule are in compliance in all material respects with such obligations.

          3.14.4. Except as set forth in Section 3.14 of the Company Disclosure Schedule, to the Knowledge of the Company each material customer contract is in full force and effect and not in default so as to permit termination.

     3.15. Employee Transactions. Except as disclosed in Section 3.15 of the Company Disclosure Schedule, the Company has not advanced or loaned an amount of money to any of its officers, directors, stockholders, employees or consultants or any family members or Affiliate thereof other than in the Ordinary Course of Business and is not subject to any material Contractual Obligation with any of its officers, directors, stockholders, employees or consultants or any family members or Affiliate thereof except for employment or consulting agreements entered into in the Ordinary Course of Business.

     3.16. Labor Matters; Employees and Contractors. Except as disclosed in
Section 3.16 of the Company Disclosure Schedule:

          (a) there is no work slowdown, lockout, work stoppage, picketing or strike, pending, or to the Knowledge of the Company, threatened between the Company or Polar, on the one hand, and its employees and contractors, on the other hand, and there have been no such issues since September 30, 2006;

          (b) apart from those employees represented by the Labor Union, no employee of the Company or Polar is represented by any other labor organization;

          (c) neither the Company nor Polar is a party to, or otherwise subject to, any collective bargaining agreement or other Contractual Obligation with the Labor Union or any other labor organization;

          (d) to the Knowledge of the Company, no petition has been filed or proceedings instituted by an employee or contractor or group of employees or contractors employed or retained by the Company or Polar with the National Mediations Board seeking recognition of a bargaining representative;

          (e) to the Knowledge of the Company, there is no organizational effort currently being made or threatened by, or on behalf of, the Labor Union or any other labor organization to organize employees or contractors of the Company or Polar and no written demand for recognition of employees or contractors of the Company or Polar has been made by, or on behalf of, the Labor Union or any other labor organization;

          (f) to the Knowledge of the Company, there is no existing Contractual Obligation or Applicable Law that would require changes to the Company's or Polar's current arrangements with its employees or would require expansion of, or inclusion of additional members in the collective bargaining unit represented by the Labor Union;

          (g) apart from those Actions, which, individually or in the aggregate, would not result in a Company Material Adverse Effect, there is no unfair labor practice charge or complaint pending or threatened against or otherwise affecting the Company, Polar or the Business;

          (h) apart from those Actions, which, individually or in the aggregate, would not result in a Company Material Adverse Effect, no Action, suit, complaint, charge, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity brought by or on behalf of any of the Company's or Polar's employees, prospective employees, former employees, retirees, or any labor organization that represents or seeks to represent any employee of the Company or Polar, is pending or threatened;

          (i) no grievance is pending which, if adversely determined to the Company or Polar, may reasonably be expected to result in a Liability, individually or in the aggregate, in excess of three million dollars ($3,000,000), or cause the Company or Polar to incur expenses or forgo operating savings in excess of three million dollars ($3,000,000);

          (j) neither the Company nor Polar is a party to, or otherwise bound by, any consent decree with any governmental agency relating to employees or employment practices;

          (k) to the Knowledge of the Company, each of the Company and Polar is in material compliance with all applicable laws, agreements, contracts, policies, plans and programs relating to employment, employment practices, compensation, benefits, hours, terms and conditions of employment, including but not limited to any and all obligations under the WARN; and

          (l) neither the Company nor Polar is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company or Polar have any Liability under any benefit or severance policy, plan, practice or agreement, or otherwise, in connection with the transactions contemplated hereunder.

     3.17. Litigation. Except as disclosed in Section 3.17 of the Company Disclosure Schedule:

          (a) There is no Action pending, or to the Knowledge of the Company, threatened against the Company (or any Company Affiliate) that has or would have a reasonable likelihood of having an effect on the Company, its Business, its performance under the Ancillary Agreements, or the Company's ownership of, or interest in, any Asset or the use or exercise by the Company of any Asset, which (i) would, individually or in the aggregate, reasonably be expected to result in injunctive or equitable relief that could result in a Company Material Adverse Effect or (ii) involves or could reasonably be expected to involve a claim for damages in excess of two hundred fifty thousand dollars ($250,000);

          (b) There is no Action pending, or to the Knowledge of the Company, threatened, which (i) challenges or seeks the rescission of, or seeks to prevent, enjoin, alter or materially delay the consummation of the Contemplated Transactions or performance under the Transaction Documents by the Company or the Company Affiliates or (ii) will result in any change in the equity ownership of the Company; and

          (c) to the Knowledge of the Company, there is no basis for any of the foregoing.

     3.18. Governmental Orders. Except as disclosed on Section 3.18 of the Company Disclosure Schedule, no Order which could reasonably be expected to have a Company Material Adverse Effect has been issued that is applicable to the Company, the Company Affiliates, the Assets, or the Business.

     3.19. Brokers, etc. Except as disclosed on Section 3.19 of the Company Disclosure Schedule, none of the Company and the Company Affiliates has any Liability of any kind to any broker, finder, investment bank or similar agent with respect to the Contemplated Transactions and no such Person is entitled to any brokerage or finder's fee in connection with the Contemplated Transactions by this Agreement based upon agreements or arrangements made by or on behalf of the Company or any Company Affiliate.

     3.20. Consents, Notices, etc.. Other than as provided in Section 3.20 of the Company Disclosure Schedule, no consent, approval, permit, license, order or authorization of, filing with, or notice or other actions to, with or by Governmental Entity or any other Person, is necessary, on the part of the Company and Company Affiliate, to effect the Contemplated Transactions or to authorize the execution, delivery and performance by the Company and applicable Company Affiliates, of the Transaction Documents.

     3.21. Undisclosed Liabilities. Except for Liabilities included or reserved for in the Pro Forma Balance Sheet, as of September 30, 2006, the Company did not have, and since September 30, 2006, the Company has not incurred Liabilities that are material (individually or in the aggregate) to the Company other than those incurred in the Ordinary Course of Business or in connection with this Agreement, the other Transaction Documents and the Contemplated Transactions.

     3.22. Insurance.

          3.22.1. The Company (or one of its Affiliates) maintains policies of fire, flood and casualty, general liability, directors and officers liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are set forth in Section 3.22 of the Company Disclosure Schedule to the extent that such risks and losses pertain to the Assets (the "Insurance Policies") and except as set forth in Section 3.22 of the Company Disclosure Schedule:

          (a) all such Insurance Policies are sufficient for compliance, in all material respects, with Applicable Law, Leased Property obligations of the Company and all other material Contractual Obligations to which the Company is a party and are, to the Knowledge of the Company, consistent with the types and levels of insurance of companies that maintain assets of a similar type and nature as the Assets that are insured by such Insurance Policies;

          (b) all such Insurance Policies are in full force and effect, and all premiums due and payable thereon have been paid and the Company has complied in all material respects with the provisions of such Insurance Policies;

          (c) no insurer under any such policy has canceled or generally disclaimed liability under any such policy outside of the Ordinary Course of the Business related to annual renewals or extensions nor, to the Knowledge of the Company, has any insurer indicated an intent to do so or to increase the premiums payable under or not renew any such Insurance Policy;

          (d) to the Knowledge of the Company, there is no fact or circumstance that could invalidate the Insurance Policies or make them unenforceable, except, in the case of Section 3.22(a), Section 3.22(b) and Section 3.22(c), as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect; and

          (e) neither the Company nor any Company Affiliate has reached or exceeded its policy limits for any Insurance Policy during the past five
     (5) years.

     3.23. Related-Party Transactions. Except as set forth in Section 3.23 of the Company Disclosure Schedule, and except as provided for pursuant to the Transactions Documents or otherwise consistent with the Contemplated Transactions, no Company Affiliate nor any officer, director or employee of the Company or a Company Affiliate is a party or otherwise subject to any Contractual Obligation with the Company relating to the Business or the Assets other than (i) for Compensation for services rendered in excess of $250,000 per annum, (ii) reimbursement for reasonable expenses incurred on behalf of the Company and normal travel advances, and (iii) other standard employee benefits made generally available to all similarly situated directors or employees.

     3.24. Benefit Plans.

          (a) Section 3.24(a) of the Company Disclosure Schedule contains a true and complete list of each Company Plan, and;

          (b) with respect to each Company Plan, the Company has made available to the Investor with a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and summaries of material modifications; (iv) for the three most recent years the Form 5500 and attached schedules; and
     (v) audited financial statements;

          (c) except as disclosed in Section 3.24(c) of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and to the Knowledge of the Company: (i) each Company Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) Each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (iii) no nonexempt "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) has occurred with respect to any Company Plan; and (iv) with respect to any Company Plan, (A) no Actions (other than routine claims for benefits in the ordinary course) are pending or threatened, and (B) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other governmental agencies are pending, threatened or in progress;

          (d) neither the Company nor Polar has incurred any current or projected Liability in respect of post-employment or post-retirement health, medical or life insurance benefits for Company Employees, except as required by Section 601 et. Seq. of ERISA, or to avoid an excise tax under
     Section 4980B of the Code or otherwise except as may be required pursuant to any other Applicable Law;

          (e) none of the Company Plans is a Multiemployer Plan or covered by Title IV of ERISA, and none of the Company, Polar or any of their respective ERISA Affiliates has since August 2004 sponsored, contributed to or had any obligation or liability in respect of a Multiemployer Plan or any other employee benefit plan covered by Title IV of ERISA with respect to which there currently exists any material Liability on the part of the Company; and

          (f) such Section 3.24(f) of the Company Disclosure Schedule contains a true and complete list of each Company Plan that, as a result of the execution of this Agreement or the Contemplated Transactions (whether alone or in connection with any other event(s)), could (i) accelerate the time of payment or vesting or result in any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, (ii) materially increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, or (iv) result in payments under any of the Company Plans which would not be deductible under
     Section 280G of the Code.

            SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

     The Investor hereby represents and warrants to the Company as follows:

     4.1. Organization. The Investor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

     4.2. Power and Authority; Enforceability. The Investor has full corporate power and authority to execute this Agreement and has or will continue to have all corporate power and authority to deliver, execute and perform under the Transaction Documents to which it is (or will be) a party and to consummate and perform its obligations under the Contemplated Transactions. The execution and delivery by the Investor of this Agreement and the Transaction Documents to which it is (or will) be a party and the consummation and performance by the Investor of its obligations under the Contemplated Transactions and the Transaction Documents have been duly authorized, or will be duly authorized by all necessary corporate action and no further corporate action or proceedings are (or will be) required on the part of the Investor in connection therewith. The Investor has duly executed and delivered this Agreement and the Investor as of the Closing Date, as applicable, will have duly executed and delivered each Transaction Document to which it is or will be a party and this Agreement constitutes, and each of the Transaction Documents to which it is (or will) be a party will constitute a legal, valid and binding obligation of the Investor, Enforceable against it in accordance with its terms.

     4.3. Noncontravention. Neither the execution, delivery nor performance by the Investor of this Agreement or any Transaction Document to which the Investor is (or will be) a party, nor the consummation of the Contemplated Transactions will:

          (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Entity, in each case, as disclosed in Section 4.3 of the Company Disclosure Schedule, violate any Applicable Law;

          (b) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any material Contractual Obligation of the Investor which would effect its ownership of the Investor Shares or affect the ability of the Investor to perform its obligations under the Blocked Space Agreement;

          (c) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset of the Company material to the Business or the Investor's ownership of the Investor Shares; or

          (d) result in a breach or violation of, or default under, the Investor's certificate of incorporation or by-laws as in effect as of the date hereof.

     4.4. Legal Compliance. The Investor is not and will not be in breach or violation of, or default under, its certificate of incorporation or its by-laws, each as in effect on the date of this Agreement and as modified through the Closing Date.

     4.5. Investment Intent; Accredited Investor. The Investor is acquiring its interest in the Investor Shares for its own account as an investment and not with a view to the resale or distribution thereof or to participate in a distribution thereof. The Investor acknowledges that the Investor Shares have not been, and will not be, registered under the 1933 Act. The Investor understands that the Investor Shares constitute "restricted securities" under Applicable Law and that, pursuant to such Applicable Law, the Investor must hold the Investor Shares indefinitely unless the Investor Shares are later registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. A legend evidencing such fact will be placed upon the certificates representing the Investor Shares. The Investor further understands that the Investor Shares are not currently listed on an exchange, and that the Company has made no assurance that the Investor Shares will be so listed. The Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

     4.6. No Brokers. The Investor and its Affiliates have no Liability of any kind to any broker, finder, investment bank or agent with respect to the Contemplated Transactions and no such Person is entitled to any brokerage or finder's fee in connection with the Contemplated Transaction based upon agreements or arrangements made by or on behalf of the Investor.

                       SECTION 5. COVENANTS OF THE PARTIES

     5.1. Government Filings.

          5.1.1. U.S. Government Filings. Promptly following execution of this Agreement, the Investor and the Company will prepare and file (or cause their respective Affiliates to prepare and file), with the appropriate U.S. Governmental Entities, all notifications, registrations and filings with respect to the Contemplated Transactions and performance under the Transaction Documents required pursuant to Applicable Laws and the HSR Act. The Company will also prepare and file (or cause the Company Affiliates to prepare and file), promptly following the execution of this Agreement, with the appropriate U.S. Governmental Entities, all notifications, registrations and filings with respect to the Contemplated Transactions required pursuant to the regulations and policies of the DOT and the FAA. Each Party shall use their commercially reasonable efforts to supply all information reasonably requested by any U.S. Governmental Entity in connection with such notifications, registrations and filings and shall cooperate and consult with each other in responding to any such request, including by permitting counsel for the other Party to review in advance any proposed written communication to any U.S. Governmental Entity.

          5.1.2. Non-U.S. Filings.

          (a) Promptly following the execution of this Agreement and, if appropriate, after the receipt of DOT required approvals (or the waiver or termination of notice periods or the disclaimer of jurisdiction related thereto) relating to the Route Rights provided in Section 5.1.1 above, the Company will prepare and file (or cause the Company Affiliates to prepare and file), with the appropriate non-U.S. Governmental Entities, all necessary notifications, registrations and filings with respect to the transfer of all Permits from Polar to the Company required to be filed with such non-U.S. Governmental Entities, and shall cooperate and consult with each other in making all such notifications, registrations and filings including by permitting counsel for the other Party to review in advance any proposed written communication to any Governmental Entity. Notwithstanding the foregoing, the Company shall have no obligation to make any filings with respect to Route Rights relating to Non-Core Licenses, except for those that the Parties agree will be filed.

          (b) From and after the Closing Date, to the extent not completed prior to the Closing, the Company will prepare and file (or cause the Company Affiliates to prepare and file), with the appropriate non-U.S. Governmental Entities, all necessary notifications, registrations and filings with respect to the transfer of all Non-Core Licenses from Polar to the Company required to be filed by such non-U.S. Governmental Entities and shall cooperate and consent with each other in providing all such notifications, registrations and filings, including, without limitation, by permitting counsel for the other Party to review in advance any proposed written communication to any Governmental Entity. Notwithstanding the foregoing, the Company shall have no obligation to make any filings with respect to Route Rights relating to Non-Core Licenses, except for those that the Parties agree will be filed.

          5.1.3. Further Assurances on Governmental Filings. From and after the execution of this Agreement, including, without limitation, from and after the Closing, each Party shall use their commercially reasonable efforts to promptly supply all information reasonably requested by any such Governmental Entity in connection with the notifications, registrations and filings pursuant to Section
5.1.1 and Section 5.1.2, to the extent applicable to such Party, and shall cooperate and consult with each other in responding to any such request, including without limitation, by permitting counsel for the other Party to review in advance any proposed written communication to any Governmental Entity.

     5.2. Affirmative Covenants; Investor's Consent.

          5.2.1. Affirmative Covenants. Except as otherwise contemplated by this Agreement and the Contemplated Transactions, the Company covenants that until the earlier of the termination of this Agreement pursuant to Section 7 hereof or the Closing, it will, and will cause Polar, to:

          (a) conduct their respective businesses in the Ordinary Course of Business in a manner consistent with past practices;

          (b) use reasonable best efforts to continue, in a manner consistent with past practices, to maintain and preserve intact the Business;

          (c) keep available the services of present officers and Key Employees of the Business; and

          (d) to maintain ordinary and customary relationships with suppliers, customers and others having business relationships with the Business with a view toward preserving the Business, the Assets and the goodwill associated therewith.

          5.2.2. Investor Consents. Until the earlier of the termination of this Agreement pursuant to Section 7 hereof or the Closing, without the written consent of the Investor (which consent will not be unreasonably withheld), the Company will not, and will cause Polar not to (except as is otherwise permitted or provided in this Agreement or the Transaction Documents or consistent with the intent of consummation of the Contemplated Transactions, including the Asset Conveyance):

          (a) intentionally take or omit to take any action that would cause a breach of the representations and warranties in Section 3;

          (b) take or omit to take any of the following actions:

               (i) amend any term of the Company's or Polar's outstanding Equity Interests or other securities or issue, sell, grant, or otherwise dispose of, its Equity Interests or other securities in a manner that would affect the rights of the Investor;

               (ii) amend the Company Charter or the Company By-Laws;

               (iii) sell, pledge, incur any Encumbrances on, or otherwise dispose of any of the Assets or the Company's Equity Interests;

               (iv) incur any Debt, except in the Ordinary Course of Business;

               (v) make any capital expenditures in excess of five hundred thousand dollars ($500,000) with respect to the Business, except in the Ordinary Course of Business; or

               (vi) enter into any Contractual Obligation to do any of the other matters referred to elsewhere in this Section 5.2.2.

          5.2.3. The Investor shall respond with reasonable promptness to any and all requests by the Company for consent(s) for the Company to take any actions specified in this Section 5.2.

     5.3. Notices and Consents. Section 5.3 of the Company Disclosure Schedule lists all Contractual Obligations of the Company for which a Person must give consent to effect the Contemplated Transactions or in connection with performance under the Transaction Documents or receive notification in connection with the Contemplated Transactions or performance under the Transaction Documents, as well as Guarantees related thereto. The Company will use its commercially reasonable efforts to obtain consents from or provide notice to the Persons listed in Section 3.20 of the Company Disclosure Schedule or to terminate (or cause its Affiliates to assume and obtain the release of the Company from) such Contractual Obligations or Guarantees appearing in Section 3.20 of the Company Disclosure Schedule, as applicable, to effect the Asset Conveyance to the mutual satisfaction of the Company and the Investor.

     5.4. Investor's Access to Premises; Information; Confidentiality.

          5.4.1. From the date of execution of this Agreement until the Closing Date, the Company will permit the Investor and its authorized representatives to have access (at reasonable times and upon reasonable notice) to all Key Employees of the Business and to all premises, properties, books, records (including Tax records), contracts, financial and operating data pertaining to the Company, the Business and the Assets and will instruct the Company's and the Company Affiliates' Representatives to cooperate with the Investor in its reasonable investigation of the Business. No investigation conducted under this
Section 5.4.1 shall affect or be deemed to modify any representation or warranty made in this Agreement. The Company shall have the right to withhold any information it deems confidential with regards to the operations of the Company Affiliates.

          5.4.2. The Parties agree that (except as provided herein or contemplated hereby) the fact of, and the terms and conditions of this Agreement, each Transaction Document and the Contemplated Transactions, shall not be disclosed by such Party or its Affiliates to any third party without the prior consent of the other Party, except to the extent that such disclosure is required by Applicable Law (including any regulatory filings made with any Governmental Entity), in which case the Party (or its Affiliates) required to make the disclosure shall allow the other Party reasonable time to comment on such disclosure and/or seek a protective order or other appropriate relief (with the reasonable cooperation of all Parties and their Affiliates) in advance of such disclosure.

          5.4.3. Notwithstanding Section 5.4.2, the Parties agree that nothing contained herein shall preclude the Parties and their Affiliates from sharing information related to the Contemplated Transactions with their Representatives (subject to the constraint that any such disclosure shall only follow adequate representation by the receiving third party that it shall keep such information confidential) and the Company Affiliates may disclose information relating to the Contemplated Transactions to any of the banks or other financial institutions participating as lenders to the Company (or proposed to participate as lenders) and to its customers (subject to the constraint that any such disclosure shall only follow adequate representation by the receiving third party that it shall keep such information confidential and provided that the Company shall coordinate with the Investor on any such disclosure). Each Party and its Representatives and Affiliates may disclose to any and all Persons, without limitation of any kind, the tax treatment, tax strategies and tax structure of the transactions contemplated herein and all materials of any kind (including opinions or other tax analyses) that are provided to such Parties and their Representatives and Affiliates relating to such tax treatment, tax strategies and tax structure.

     5.5. Exclusivity. From the date of this Agreement until the earlier of the Closing or the Termination Date, none of the Company, Polar, nor any Company Affiliate, will:

          (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into or consummate any transaction relating to, the acquisition of any Equity Interests in the Company or Polar or any merger, recapitalization, share exchange, sale of material Assets (other than sales of inventory in the Ordi4nary Course of Business) or any similar transaction or alternative to the Contemplated Transactions; or

          (b) participate in any inquiries, discussions or negotiations regarding or participate in any effort by any Person to do or seek any of the transactions described in Section 5.5(a). The Company will notify the Investor if any Person makes any proposal or offer with respect to any of the foregoing. The Company and, to the extent within the power of the Company to control, each Company Affiliate, will immediately terminate any discussions with any third parties regarding any of the transactions described in Section 5.5(a).

     5.6. Publicity. Through the Closing Date, no public release or announcement concerning the Contemplated Transactions shall be issued by any Party or their Affiliates without the prior consent of the other Party, except to the extent that such release or announcement is required by Applicable Law, in which case the Party required to make such release or announcement shall allow the other Party reasonable time to comment on such release or announcement.

     5.7. Further Assurances. From time to time, as and when requested by any Party to this Agreement, each other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments, and shall take, or cause to be taken, all such further or other actions, as such other Party may reasonably deem necessary or desirable to consummate the Sale and the Contemplated Transactions.

     5.8. Disclosure Obligations. From time to time, on and prior to the Closing, either Party shall promptly notify the other Party upon becoming aware of any fact, occurrence or event that could cause any of the representations and warranties contained in this Agreement to be inaccurate or incomplete in any respect; provided, that no such disclosure shall modify the representations and warranties contained herein.

     5.9. Supplemental Schedules. The Company may (but will not be required to), from time to time after the date of this Agreement, by notice in accordance with this Agreement, supplement or amend the Company Disclosure Schedule, including, without limitation, one or more supplements or amendments to correct any matter which would otherwise constitute a breach of any representation, warranty or covenant made by the Company herein. Each supplement or amendment of any section of the Company Disclosure Schedule will be effective to cure and correct, only as agreed in writing by the Investor, for all purposes any breach of any representation, warranty or covenant relating to such section of Company Disclosure Schedule existing at any time prior to the Closing, as appropriate, and if the Closing occurs, will be effective for all such purposes as of the Closing.

     5.10. Tax Matters. Except as (i) otherwise contemplated by this Agreement and the Contemplated Transactions, (ii) in the Ordinary Course of Business, or
(iii) would not materially adversely affect the Company, the Company covenants that until the earlier of the termination of this Agreement pursuant to Section 7 hereof or the Closing, without the prior written consent of the Investor (which consent shall not be unreasonably withheld), neither the Company nor any

Company Affiliate shall, with regard to the Company, Polar, the Business or the Assets, file any amended Tax Return (other than an amended consolidated federal income Tax Return for AAWW that does not materially adversely affect the Company), settle or compromise any Tax Liability, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes (other than with respect to Taxes relating to the consolidated group of which AAWW is the parent), or enter into any closing agreement with respect to any Tax.

     5.11. Notices of Certain Events. The Parties and their respective Affiliates shall promptly notify one another of, and, except as prohibited by Applicable Law, provide the correspondence and documents, if any, related to:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Contemplated Transactions;

          (b) any notice or other communication from any Governmental Entity in connection with the Contemplated Transactions; and

          (c) any Actions commenced, or, to the Knowledge of the Company, threatened, against the Company or the Company Affiliates, or the knowledge of the Investor, as applicable, which, if the Closing was to occur on the date of such notice, the condition in Section 6.2, would not be satisfied.

                      SECTION 6. CONDITIONS TO EACH PARTY'S
                           OBLIGATIONS AT THE CLOSING

     The obligations of each Party to consummate its respective obligations, as described in this Agreement and the Ancillary Agreements, at the Closing, is subject to the fulfillment of or, if permitted by Applicable Law as in effect on the Closing Date, waiver of, each of the following conditions to the reasonable satisfaction of such Party:

     6.1. Qualifications. Any applicable waiting or notification periods (and any extensions thereof) or approvals or consents required under the following (and any regulations or policies thereof or thereunder):

          6.1.1. the HSR Act and any foreign equivalent;

          6.1.2. the DOT; and

          6.1.3. the FAA,

will have expired or otherwise been terminated, or such consents shall have been received or jurisdiction shall have been disclaimed by the applicable Governmental Entity and the Company shall have received the AOC and the Approved Security Program and, subject to Section 6.11, the Core Licenses, and shall have provided copies thereof to the Investor. No provision of any Applicable Law as in effect on the Closing Date or Order issued by a Governmental Entity shall exist or be continuing, which will prohibit the consummation of any of the Contemplated Transactions or performance under the Transaction Documents.

     6.2. Proceedings.

          6.2.1. There shall not, as of the Closing Date (i) be in effect a stay, or an Action, Order or, with respect to the Core Licenses, written demand or request, in each case by the U.S. Government or any Foreign Authority, for any such stay, Action, Order or written demand or request enjoining or preventing consummation; (ii) be in effect any of the foregoing that would result in the rescission after consummation, of the Contemplated Transactions or staying the effectiveness of the conveyance of the Investor Shares or any of the Permits with respect to any of the Core Licenses and Notified Non-Core Licenses;
(iii) be in effect a written notice issued by the DOT rescinding previously issued approval or consent of DOT of the conveyance of the Investor Shares or the transfer of the Core Licenses and Notified Non-Core Licenses; or (iv) be any judicial petition for review or appeal in any U.S. federal court of competent jurisdiction or any foreign court of competent jurisdiction of any authorizations, approvals or consent with respect to Permits with respect to any of the Core Licenses and Notified Non-Core Licenses: each of (i), (ii), (iii) and (iv) that could reasonably be expected to:

          (a) materially or adversely impair the Company's or Polar's ability to operate the Business in a manner substantially identical to the manner operated as of the date of execution of this Agreement or the Company's ability to perform under the Ancillary Agreements;

          (b) limit or otherwise adversely affect the ability of either Party or any of their Affiliates to consummate the Contemplated Transactions or perform under the Transactions Documents; or

          (c) compel any Party or any of its Affiliates to dispose of all or any material portion of its business or assets.

          6.2.2. As of the Closing Date:

          (a) The Investor shall be reasonably satisfied as to the continuity of the Company's or Polar's labor and collective bargaining relationships with the Company or Polar's crews, including without limitation reasonable satisfaction that the outcome of any discussions involving, or filing of any grievances brought under, any collective bargaining agreement to which the Company or Polar is a party and which relates to the Contemplated Transactions is not reasonably likely either (x) to result in a Company Material Adverse Effect or (y) to materially alter the economic or operating assumptions upon which the Ancillary Agreements have been based; or

          (b) The Parties shall after negotiation in good faith have agreed such changes to the terms of the Ancillary Agreements as are necessary to preserve for the benefit of the Parties the terms, including the economic terms, of such agreements contemplated as of the date hereof.

     6.3. Consents, etc. All actions by (including any authorization, consent or approval) or in respect of (including notice to), or filings with, any Person (other than a Governmental Entity otherwise provided for in Section 6.1) that is required to consummate the Contemplated Transactions or for the performance under the Transaction Documents, as disclosed in Section 5.3 of the Company Disclosure Schedule as having the potential to cause a Company Material Adverse Effect if not obtained, will have been obtained or made and no such authorization, consent or approval will have been revoked.

     6.4. Contemplated Transactions and Transaction Documents. The Contemplated Transactions shall have occurred, each of the Transaction Documents will have been executed and delivered to the Party or its Affiliates, as the case may be (including, without limitation, the Aircraft Lease shall have been executed and delivered by the applicable third party lessors). Atlas Air will have entered into new aircraft leases with the applicable third party lessor underlying the Aircraft Leases with terms reasonably satisfactory to the Parties. The Company will have filed with the Secretary of State of the State of Delaware an amendment and restatement to the Company Charter and will have adopted the amended and restated Company By-laws.

     6.5. Representations and Warranties. The representations and warranties of the other Party set forth in Section 3 or Section 4 of this Agreement, as the case may be, that are (i) qualified by the phrase "Company Material Adverse Effect" or materiality shall be true and correct in all respects and (ii) representations and warranties that are not so qualified shall be true and correct, except for such failures to be so true and correct that do not have and would not reasonably likely to have, in the aggregate, in the case of representations and warranties of the Company, a Company Material Adverse Effect, or, in the case of representations and warranties of the Investor, a material adverse effect, in each case under clause (i) and (ii) above, as of the Closing Date (other than representations and warranties which are expressly made as of a specified date, which shall be true and correct as of such specified date).

     6.6. Performance. Each Party shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by such Party at or prior to the Closing.

     6.7. Certificates.

          6.7.1. The other Party shall have delivered to it a certificate of such Party's Chief Executive Officer or Chief Financial Officer as to the matters set forth in Section 6.5, Section 6.6 and Section 6.12 in the form attached hereto as Exhibit O; such certificate to be delivered by the Company, shall indicate that the Company and the Assets are no longer subject to all material Guarantees set forth on Section 5.3 of the Company Disclosure Schedule.

          6.7.2. The other Party shall have delivered to it a certificate, executed by its Secretary or any Assistant Secretary, attaching its Company charter and by-laws, each as amended through the Closing Date, any minutes of its Board of Directors and its stockholders related to the execution of the Transaction Documents to which such Party or its Affiliates is a party and the consummation of the Contemplated Transactions, and proof of the signatures of all officers of such Party executing such agreements. Such certificates shall be substantially in the form attached hereto as Exhibit P.

     6.8. Haynes & Boone Legal Opinion. The obligation of each Party to consummate its obligations, as described in this Agreement and the Transaction Documents, at the Closing, are subject to the Investor having received from the Company a legal opinion from Haynes & Boone, LLP, substantially in the form attached hereto as Exhibit Q.

     6.9. Legal Opinion on Investor Shares. The obligation of the Investor (but not the Company) to consummate its obligations, as described in this Agreement and the Ancillary Agreements, at the Closing, is subject to the Investor having received from the Company a legal opinion from its General Counsel with respect to the issuance of the Investor Shares, dated as of the Closing Date, substantially in the form attached hereto as Exhibit R.

     6.10. Houlihan Lokey Opinion. The obligation of each Party to consummate its obligations, as described in this Agreement and the Ancillary Agreements, at the Closing, is subject to the Company having received an opinion from Houlihan Lokey Howard & Zukin as to the consideration received by Polar for the Asset Conveyance substantially in the form attached hereto as Exhibit S.

     6.11. Core Licenses. The obligations of the Investor (but not the Company) to consummate its obligations, as described in this Agreement and the Ancillary Agreements, at the Closing, are subject to the Core Licenses having been transferred to the Company, or otherwise acquired by the Company, in accordance with Applicable Law as in effect as of the Closing Date and all consents and approvals required in connection with such transfer or acquisition having been completed by the Company and all waiting or notification periods applicable to such transfers having expired or otherwise been terminated; provided, however, the Parties acknowledge that as of the Closing, the Company may not have secured the transfers or acquisitions of all Foreign Permits or Foreign Slots, and provided, further, that this condition to the Closing shall not be enforced with respect to the inability of the Company to transfer or otherwise acquire Foreign Permits or Foreign Slots where, in the reasonable opinion of the Investor, such inability would not be necessary for or materially affect the Company's ability to provide scheduled service over the Core Routes.

     6.12. Proceedings and Documents. All corporate and other proceedings in connection with the Contemplated Transactions and the Transaction Documents incident thereto required to be entered into by the applicable parties will be reasonably satisfactory in form and substance to each other party and will have been executed and delivered by the applicable parties thereto. The applicable parties shall have performed or complied in all material respects with all obligations, covenants and agreements required by this Agreement and by the terms of the Transaction Documents in order to perform or consummate its applicable obligations under the Contemplated Transactions at or prior to the Closing Date.

     6.13. Asset Conveyance. The Asset Conveyance shall have occurred, and the Company and Polar shall have performed or complied in all material respects, to the mutual satisfaction of Polar, the Company and the Investor, with all obligations, covenants and agreements required by the Asset Conveyance Agreement to be performed or complied with by such party prior to the Closing.

                             SECTION 7. TERMINATION.

     7.1. Termination Rights.

          7.1.1. Subject to Section 7.2, this Agreement may be terminated (the date on which the Agreement is terminated, the "Termination Date") and the Contemplated Transactions abandoned at any time prior to the Closing:

          (a) by mutual written consent of the Company and the Investor; or

          (b) by the Company (on the one hand) or the Investor (on the other hand):

               (i) if the Closing does not occur on or prior to April 30, 2007, as may be extended on or before April 15, 2007 in accordance with Section
     7.2 (the "Drop Dead Date"); provided that the Party seeking to terminate this Agreement pursuant to this Section 7.1.1(b)(i) shall not be permitted to so terminate this Agreement if the failure to consummate the Contemplated Transactions shall have resulted primarily from the breach of obligations under this Agreement or under any Transaction Document by the Party so seeking to terminate this Agreement; or

               (ii) if there shall have been a material breach of any of the representations, warranties or covenants set forth in this Agreement on the part of

                         (I) the Investor, in the event of termination by the Company, or

                         (II) the Company, in the event of termination by the
                              Investor, which breach, in either of clause (I) or
                              (II), remains uncured for a period of thirty (30) Business Days following receipt of the non-breaching Party's written notice of such breach by the breaching Party, and such breach would result in the conditions set forth in
                              Section 7 (in the case of clause (I)) to have become incapable of fulfillment.

          7.1.2. In the event of termination pursuant to this Section 7.1, written notice thereof shall forthwith be given to the other Party and, except as provided in this Section 7.1, the Contemplated Transactions shall be terminated, without further action by any Party.

     7.2. Extension Period. If the Closing has not occurred by April 30, 2007 solely due to delays relating to regulatory review and approvals by the DOT, the Parties agree that the Investor shall have the right to extend the Drop Dead Date until August 31, 2007 (such period, the "Extension Period" and such date, the "Extension Date"). The Investor shall give written notice to the Company on or before April 15, 2007 that it wishes to exercise its optional extension. Concurrent with the delivery of such notice, the Investor shall deliver the amount of

US$4,000,000 to an account to be designated by the Company at least two (2) business days in advance of when such payment is to be made. During the Extension Period, the Investor shall have the right to arrange for an alternative transaction acceptable to the Parties (either alone or in combination with the Investor), which the Parties will reasonably consider as long as the alternative transaction delivers as favorable economic value on commercially reasonable terms as the Contemplated Transactions for the Company. If the Investor does not deliver the notice provided in this Section 7.2 by the Extension Date, such failure to deliver the notice by the Investor shall constitute a termination of this Agreement and the provisions of Section 7.3 will thereafter apply to this Agreement and the Transaction Document to which the Company and the Investor, or their respective Affiliates, are party to as of the Extension Date and each such agreement shall terminate and shall become null and void ab initio.

     7.3. Effect of Termination. In the event of the termination of this Agreement pursuant to this Section 7 this Agreement, other than the provisions of Section 5.4.2 and Section 5.4.3 (Confidentiality), Section 5.6 (Publicity),
Section 9.2 (Expenses), Section 9.12 (Governing Law), Section 9.13 (Consent to Jurisdiction, Waiver of Jury Trial), and this Section 7, which shall survive termination, will then be null and void and have no further force and effect and all other rights and Liabilities of the Parties hereunder will terminate without any Liability of any Party to any other Party.

                           SECTION 8. INDEMNIFICATION

     8.1. Indemnification by the Company.

          8.1.1. Subject to the limitations set forth in this Section 8, the Company will indemnify and hold harmless the Investor and its Representatives and Affiliates (each, an "Investor Indemnified Person"), from, against and in respect of any and all Liability, loss, damage, obligation, deficiency, costs, Actions, Governmental Orders, Encumbrances, bonds, dues, assessments, fines, penalties, Taxes, fees, expenses or amounts paid in settlement thereof (in each case, including reasonable attorneys' and experts, fees and expenses), whether or not involving a Third Party Claim (collectively, "Losses"), incurred by the Investor Indemnified Persons or any of them as a result of, arising out of (i) a breach of any representation or warranty made by the Company in this Agreement
(ii) a breach or violation of any covenant or agreement made by the Company in this Agreement or (iii) any pre-Closing Liabilities disclosed in the Company Disclosure Schedule not specifically assumed by the Company in the Asset Conveyance.

          8.1.2. Monetary Limitations. The Company will have no obligation to indemnify the Investor Indemnified Persons pursuant to Section 8.1.1 in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless the aggregate amount of all such Losses incurred or suffered by the Investor Indemnified Persons exceeds two million dollars ($2,000,000) (at which point the Company will indemnify the Investor Indemnified Persons for all such Losses above such amount), and the Company's aggregate Liability in respect of claims for indemnification pursuant to Section
8.1.1 will not exceed the lesser of (i) twenty-five million dollars ($25,000,000) or (ii) the aggregate amount paid by the Investor for the Investor Shares, for any and all breaches of the representations, warranties or covenants by or of the Company in the Agreement; provided, however, that the foregoing limitations will not apply to claims for indemnification for fraud or pursuant to Section 8.1.1 in respect of clause (iii) of Section 8.1.1 or breaches of, or inaccuracies in, representations and warranties set forth in
Section 3.1 (Organization), Section 3.2 (Power and Authority), Section 3.3 (Noncontravention), Section 3.4 (Capitalization), Section 3.5 (Company Indebtedness), Section 3.17 (Litigation) with respect to the DOJ investigation regarding fuel and security surcharges and Section 3.19 (Brokers), which awards for claims in respect thereof shall not exceed the aggregate amount paid by the Investor for the Investor Shares.

     8.2. Indemnity by the Investor.

          8.2.1. Subject to the limitations set forth in this Section 8, the Investor will indemnify and hold harmless the Company and its Representatives and Affiliates (each, a "Company Indemnified Person"), from, against and in respect of any and all Losses incurred by the Company Indemnified Persons or any of them as a result of, arising out of (i) a breach of any representation or warranty made by the Investor in this Agreement, or (ii) a breach or violation of any covenant or agreement made by the Investor in this Agreement.

          8.2.2. Monetary Limitations. The Investor will have no obligation to indemnify the Company Indemnified Persons pursuant to Section 8.2.1 in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless and until the aggregate amount of all such Losses incurred or suffered by the Company Indemnified Persons exceeds two million dollars ($2,000,000) (at which point the Investor will indemnify the Company Indemnified Persons for all such Losses above such amount), and the Investor's aggregate Liability in respect of claims for indemnification pursuant to Section 8.2.1 will not exceed the lesser of (i) twenty-five million dollars ($25,000,000) or (ii) the aggregate amount paid by the Investor for the Investor Shares for any and all breaches of the representations, warranties or covenants by or of the Company in the Agreement; provided, however, that foregoing limitations will not apply to claims for indemnification for fraud or pursuant to Section 8.2.1 in respect of breaches of, or inaccuracies in, representations and warranties set forth in Section 4.1 (Organization), Section 4.2 (Power and Authority), Section 4.3 (Noncontravention) and Section 4.6 (No Brokers) which awards for claims in respect thereof shall not exceed the aggregate amount paid by the Investor for the Investor Shares.

     8.3. Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 8.1 or 8.2 for any breach of, or inaccuracy in, any representation or warranty unless a written notice describing such breach or inaccuracy in reasonable detail in light of the circumstances then known to the Indemnified Party, is provided to the Indemnifying Party:

          (a) at any time, in the case of any claim or suit based upon fraud or intentional misrepresentation, unless such claim would otherwise be subject to a statute of limitations provided for under Applicable Law, in which case, such claim shall be subject to Section 8.3(b);

          (b) at any time prior to the thirtieth (30th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 3.10 (Legal Compliance) and Section 3.12 (Tax Matters); and

          (c) at any time prior to the date which is three (3) years from the Closing Date, in the case of any breach of, or inaccuracy in, the representations and warranties set forth in Section 3.13 (Environmental Matters), and Section 3.16 (Labor Matters; Employees and Contractors).

          (d) at any time prior to the date which is eighteen (18) months from the Closing Date, in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement.

     8.4. Third Party Claims.

          8.4.1. Notice of Claim. If any third party will notify an Indemnified Party with respect to any matter other than a claim relating to Taxes (a "Third Party Claim") which may give rise to an Indemnified Claim against an Indemnifying Party under this Section 8, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 8 except to the extent such delay actually and materially prejudices the Indemnifying Party.

          8.4.2. Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 8.3. In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the Indemnifying Party gives written notice to the Indemnified Party within fifteen (15) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

          8.4.3. Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement
(a) provides for the payment by the Indemnifying Party of money as the sole relief for the claimant, (b) results in the full and general release of the Investor Indemnified Persons or Seller Indemnified Persons, as applicable, from all Liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

          8.4.4. Indemnified Party's Control. If the Indemnifying Party does not deliver the notice contemplated by Section 8.4.2 within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the

Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement that (x) includes an unconditional release of the Indemnified Party, in form and substance reasonably satisfactory to the Indemnified Party, from the third party claimant, (y) does not impose any Liabilities or obligations on the Indemnified Party and (z) with respect to any non-monetary provision of any settlement, does not impose conditions upon the Indemnified Party which, in the Indemnified Party's good faith judgment, could have a material adverse effect on the business, operations, assets, properties or prospects of the Indemnified Party.

          8.4.5. Consent to Jurisdiction Regarding Third Party Claim. The Investor and the Company, each in its capacity as an Indemnifying Party, hereby consents to the non-exclusive jurisdiction of any court in which any Third Party Claim may brought against any Indemnified Party for purposes of any claim which such Indemnified Party may have against such Indemnifying Party pursuant to this Agreement in connection with such Third Party Claim, and in furtherance thereof, the provisions of Section 9.12 and Section 9.13 are incorporated herein by reference, mutatis mutandis.

     8.5. Payment.

          8.5.1. Due Date. Upon a determination of liability in respect of
Section 8 of this Agreement, the appropriate Indemnifying Party shall pay the Indemnified Party the amount so determined (subject to the limitations of Sections 8.1.2 and 8.2.2, as applicable) within ten (10) Business Days after the date of determination (such tenth Business Day, the "Due Date"). If there should be a dispute as to the amount or manner of determination of any indemnity obligation owed under this Agreement, the Indemnifying Party shall nevertheless pay when due such portion, if any, of the obligation as shall not be subject to dispute.

          8.5.2. Treatment. The Company and the Investor agree that any indemnity payments made pursuant to this Section 8 will be treated by the Parties as an adjustment to the Purchase Price.

     8.6. Remedies Exclusive. Notwithstanding anything in this Agreement, the maximum liability of the Company arising from this Agreement is stated in
Section 8.1.2 and the maximum liability of the Investor under this Agreement is stated in Section 8.2.2. Additionally, notwithstanding Section 9.14, after the earlier of the termination of this Agreement or the Closing, the rights of any Investor Indemnified Person or any Company Indemnified Person under this Section 8 shall be the exclusive remedy (other than with respect to claims involving fraud of the Indemnifying Party and claims with respect to Section 5.4.2 and
Section 5.4.3) available to any such Person with respect to this Agreement and the Contemplated Transactions (unless otherwise provided for in the respective Transaction Documents).

                            SECTION 9. MISCELLANEOUS

     9.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing (unless otherwise provided herein) and must be delivered, given or otherwise provided:

          (a) by hand (in which case, it will be effective upon delivery);

          (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or

          (c) by overnight delivery by an internationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service);

     in each case, to the address (or facsimile number) listed below:

     If to the Company, to:

          Atlas Air Worldwide Holdings, Inc.
          2000 Westchester Avenue
          Purchase, NY 10577-2543
          Facsimile number: (914) 701-8333
          Attention: Adam R. Kokas, Esq., Senior Vice President,
                     General Counsel and Secretary

     and with a copy to:

          Ropes & Gray LLP
          One International Place
          Boston, Massachusetts 02110
          Facsimile number: (617) 951-7050
          Attention: Hemmie Chang, Esq.

     If to the Investor, to:

          DHL Network Operations (USA), Inc.
          1200 South Pine Island Road
          Plantation, Florida 33324
          Facsimile number: (954) 888-7159
          Attention: General Counsel

     with a copy to:

          Simpson Thacher and Bartlett LLP
          425 Lexington Avenue
          New York, NY 10017-3954
          Facsimile number: (212) 455-2502
          Attention: D. Rhett Brandon, Esq.

     Each Party may specify a different address or facsimile number by giving notice in accordance with this Section 9.1 to the other Party hereto.

     9.2. Expenses. Whether or not the Closing occurs and except as otherwise provided in this Agreement or in any Transaction Document, all costs and expenses incurred in connection with this Agreement and the Transaction Documents, and the Contemplated Transactions hereby and thereby shall be paid by the Party incurring such expenses.

     9.3. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, each of which such successors and permitted assigns will be deemed to be a Party hereto for all purposes hereof. No Party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Party. Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the Parties and such successors and assignees, any legal or equitable rights hereunder.

     9.4. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by both of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No waiver by either Party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of either party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

     9.5. Entire Agreement. This Agreement, together with the other Transaction Documents and any other documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto, including the Mutual Nondisclosure Agreement dated as of October 24, 2005, as amended to date, and the executed Term Sheet dated October 12, 2006.

     9.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each Party hereto. Facsimile execution and delivery of this Agreement shall be legal, valid and binding execution and delivery for all purposes.

     9.7. Investigation; No Additional Representations. The Parties hereto have not made and are not making any representation, warranty, covenant or agreement, express or implied, with respect to the matters contained in this Agreement other than the explicit representations, warranties, covenants and agreements set forth herein. The Investor acknowledges and agrees that it (i) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Business and the Company and (ii) has been furnished with or given adequate access to such information about the Business and the Company as it has requested, and (iii) will not assert any claim against the Company, any of the Company Affiliates or their respective partners, directors, officers, employees, agents, stockholders, consultants, investment bankers, brokers, Representatives or controlling Person, or any Affiliate of any of the foregoing, or hold the Company or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Company or such Persons concerning the Business, the Company, this Agreement, the Transaction Documents or the Contemplated Transactions (except any claim against the Company pursuant to Section 8 and against the Company Affiliates pursuant to the Transaction Documents).

     9.8. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under Applicable Law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and Enforceable to the maximum extent compatible with, and possible under, Applicable Law.

     9.9. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

     9.10. Disclosure. Any item listed or referred to in any Schedule of the Company Disclosure Schedule pursuant to any Section of this Agreement shall be deemed to have been listed in or incorporated by reference into each other Schedule where such listing or description would be clearly obvious by such disclosure.

     9.11. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     9.12. Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of New York; provided that the DGCL shall apply to the extent required in connection with the Sale and transfer of the Investor Shares.

     9.13. Consent to Jurisdiction; Waiver of Jury Trial. Each Party irrevocably submits to the exclusive jurisdiction of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York (such courts, the "New York Courts") for the purposes of any Action arising out of or relating in any way whatsoever (whether in contract, tort or otherwise) to this Agreement, the Transaction Documents or the Contemplated Transactions (a "Transaction-Related Proceeding"). Each Party agrees to commence any such Transaction-Related Proceeding in the United States District Court for the Southern District of New York or if such Transaction-Related Proceeding may not be brought in such court for jurisdictional reasons, then in the Supreme Court of the State of New York, New

York County. Each Party further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth in Section 9.1 shall be effective service of process in New York with respect to any matters to which it has submitted to jurisdiction in this Section
9.13. Each Party irrevocably and unconditionally waives any objection to the laying of venue of Transaction-Related Proceeding in any New York Court, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such New York Court that any such Transaction-Related Proceeding brought in any such New York Court has been brought in an inconvenient forum.

          EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY TRANSACTION-RELATED PROCEEDING.

     9.14. Specific Performance. Prior to the termination of this Agreement, if the conditions to the Closing are met (excluding conditions that have not been met as a result of the breach by a Party of its obligations under this Agreement), each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that such closing under this Agreement is not consummated. Accordingly, in such circumstance, each Party agrees that the other Party shall be entitled to an injunction or injunctions to enforce specifically the consummation of such closing under this Agreement in addition to any other remedy to which the non-breaching Party may be entitled, at law or in equity.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, an authorized signatory of each of the undersigned has executed this Stock Purchase Agreement as of the date first above written.

THE INVESTOR:                           DHL NETWORK OPERATIONS (USA), INC.


                                        By: /s/ Geoffrey D. Cruikshanks
                                            ------------------------------------
                                        Name: Geoffrey D. Cruikshanks
                                        Title: Authorized Signatory


THE COMPANY:                            POLAR AIR CARGO WORLDWIDE, INC.


                                        By: /s/ William J. Flynn
                                            ------------------------------------
                                        Name: William J. Flynn
                                        Title: President and Chief
                                               Executive Officer

                [Signature Page to the Stock Purchase Agreement]